The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-277554
SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2026
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 29, 2024)
$

Royal Caribbean Cruises Ltd.
$          % Senior Notes due 20
$          % Senior Notes due 20

Royal Caribbean Cruises Ltd. (the “Issuer”) is offering $      aggregate principal amount of its    % Senior Notes due 20   (the “20   notes”) and $      aggregate principal amount of its    % Senior Notes due 20   (the “20   notes” and, together with the 20   notes, the “notes”). The 20   notes will mature on         , 20   and the 20   notes will mature on           , 20  . Each series of notes will accrue interest from        , 2026. Each series of notes will pay interest semi-annually in cash in arrears on           and           of each year, beginning on           , 2026. The notes are obligations of the Issuer only and are not obligations of, and are not guaranteed by, any of the Issuer’s subsidiaries. Each series of notes will (i) rank equally in right of payment with all existing and future senior indebtedness of the Issuer, (ii) rank senior in right of payment to any future subordinated indebtedness of the Issuer, (iii) be effectively junior to any future secured indebtedness of the Issuer, to the extent of the value of the collateral securing such indebtedness and (iv) be structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of each subsidiary of the Issuer.
The Issuer may redeem some or all of the notes as set forth in this prospectus supplement. See “Description of Notes.” The Issuer may be required to offer to repurchase a series of notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, if the Issuer experiences a Change of Control Triggering Event (as defined in “Description of Notes — Change of Control”) with respect to a series of notes. There is no sinking fund for the notes. See “Description of Notes.”
The Issuer intends to use the net proceeds from the sale of the notes offered hereby to refinance the 2026 senior notes (as defined in “Use of Proceeds”) and any remaining net proceeds to repay existing indebtedness, which may include term loans. See “Use of Proceeds.”
Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-9 of this prospectus supplement or in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission and incorporated by reference herein.
	Per 20 Note	Total	Per 20 Note	Total
Public Offering Price(1)	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds to the Issuer (before expenses)(1)	%	$	%	$

(1)
Plus accrued interest, if any, from      , 2026

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Currently there is no public market for the notes. We intend to apply to list each series of notes on The International Stock Exchange (“TISE”). The listing application will be subject to approval by the TISE. If such a listing is obtained, we have no obligation to monitor such listing, and we may delist the notes at any time.
The underwriters expect to deliver the notes to investors only in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about        , 2026, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery should consult their own advisors.
Lead Book-running Managers
J.P. Morgan	Morgan Stanley	PNC Capital Markets LLC
The date of this prospectus supplement is       , 2026.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and if given or made, such information or representations must not be relied upon as having been authorized. None of the information on our websites referred to in this prospectus supplement or the accompanying prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We are not, and the underwriters and their affiliates and agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have prepared or authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have prepared or authorized is correct as of any time subsequent to the date of such information. Our business, prospects and consolidated financial condition may have changed since that date.
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This prospectus supplement describes the specific details regarding this offering of notes. The accompanying prospectus provides more general information. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the earlier-dated documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described under “Where You Can Find More Information.”
The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have prepared or authorized and the offering and sale of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have prepared or authorized do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting” in this prospectus supplement for more details.

S-ii

TRADEMARKS AND TRADENAMES
This prospectus supplement and the accompanying prospectus also include or incorporate by reference trademarks, trade names and service marks of other companies. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties other than as described herein or therein.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts and include, but are not limited to: statements regarding the offering and sale of the notes and the intended use of proceeds from the offering; statements regarding projected revenues, costs and financial results for 2026 and beyond; and expectations regarding credit profile. Words such as “anticipate,” “believe,” “considering,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, but they are based on judgments and are inherently uncertain. Furthermore, they are subject to risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following:
•
the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs;

•
the unavailability or cost of air service;

•
incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general;

•
the effects of weather, climate events and/or natural disasters on our business;

•
risks related to our sustainability activities;

•
the impact of issues at shipyards, including ship delivery delays or ship construction cost increases; shipyard unavailability;

•
unavailability of ports of call;

•
vacation industry competition and increase in industry capacity;

•
inability to manage our cost and capital allocation strategies;

•
the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions;

•
issues with travel advisers that sell and market our cruises;

•
reliance on third-party service providers;

•
potential unavailability of insurance coverage;

•
disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments;

•
the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security;

•
uncertainties of a foreign legal system as we are not incorporated in the United States;

•
our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs;

•
our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy;

•
growing anti-tourism sentiments and environmental concerns;

•
changes in U.S. or other countries’ foreign travel policy;

S-iv

•
impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business;

•
fluctuations in foreign currency exchange rates, fuel prices and interest rates;

•
further impairments of our goodwill, long-lived assets, equity investments and notes receivable;

•
an inability to source our crew or our provisions and supplies from certain places;

•
our ability to recruit, develop and retain high quality personnel; and

•
pending or threatened litigation, investigations and enforcement actions.

The forward-looking statements included in this prospectus supplement or the accompanying prospectus speak only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider the areas of risk described above, as well as those set forth in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, those identified under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as in our other periodic reports filed from time to time with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus in connection with considering any forward-looking statements that may be made by us and our businesses generally.

S-v

SUMMARY
This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section under the heading “Risk Factors” herein and in the documents incorporated by reference, before investing in the notes. As used in this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Royal Caribbean,” “Royal Caribbean Group,” the “Company,” “we,” “our” and “us” refer to Royal Caribbean Cruises Ltd. (d/b/a Royal Caribbean Group) and its consolidated subsidiaries. The terms “Royal Caribbean,” “Celebrity Cruises” and “Silversea” refer to our wholly-owned global cruise brands. “TUI Cruises” and “Hapag-Lloyd Cruises” refer to regional brands in which we hold an ownership interest. In accordance with cruise vacation industry practice, the term “berths” is determined based on double occupancy per cabin even though many cabins can accommodate three or more passengers.
Royal Caribbean Group
We are a global cruise company. We own and operate three global cruise brands: Royal Caribbean, Celebrity Cruises and Silversea (collectively, our “Global Brands”). We also own a 50% joint venture interest in TUI Cruises GmbH, which operates the German brands TUI Cruises and Hapag-Lloyd Cruises (collectively our “Partner Brands”). Together, our Global Brands and our Partner Brands operated a combined fleet of 69 ships as of December 31, 2025. Our ships offer a selection of worldwide itineraries that call on more than 1,000 destinations in over 120 countries on all seven continents.
Additional Information
Royal Caribbean was founded in 1968. The current parent corporation, Royal Caribbean Cruises Ltd., was incorporated on July 23, 1985 in the Republic of Liberia under the Business Corporation Act of Liberia (the “BCA”). Our headquarters are located at 1050 Caribbean Way, Miami, Florida 33132. Our telephone number at that address is (305) 539-6000. We maintain internet websites at www.royalcaribbean.com, www.celebritycruises.com, www.silversea.com, www.tuicruises.com and www.hl-cruises.com. Information for our investors is available at www.royalcaribbeangroup.com. The information on our websites is not incorporated into this prospectus supplement.

The Offering
The summary below describes the principal terms of the notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes.
Issuer
Royal Caribbean Cruises Ltd.
Notes Offered
$      aggregate principal amount of    % Senior Notes due 20   and
$      aggregate principal amount of    % Senior Notes due 20  .
Maturity Date
The 20   notes will mature on               , 20  .
The 20   notes will mature on               , 20  .
Interest Rate
The 20   notes will bear interest at the rate of    % per annum. The 20   notes will bear interest at the rate of    % per annum. Interest will accrue on each series of notes from          , 2026.
Interest Payment Dates
For each series of notes,          and        of each year, beginning        , 2026.
No Guarantee
The notes will not be guaranteed by any of the Issuer’s subsidiaries. As a result, each series of notes will be structurally subordinated to the liabilities of the Issuer’s subsidiaries as discussed below under “Description of Notes — Priority.”
Optional Redemption
Prior to         , 20   (the date that is      months prior to their maturity date) (the “20   Notes Par Call Date”), the Issuer may, at its option, at any time and from time to time, redeem the 20   notes, in whole or in part, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus the applicable “make-whole premium” described under “Description of Notes — Optional Redemption.”
On or after the 20   Notes Par Call Date, the Issuer may, at its option, redeem the 20   notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20   notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes — Optional Redemption.”
Prior to          , 20   (the date that is     months prior to their maturity date) (the “20   Notes Par Call Date”), the Issuer may, at its option, at any time and from time to time, redeem the 20   notes, in whole or in part, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus the applicable “make-whole premium” described under “Description of Notes — Optional Redemption.”
On or after the 20   Notes Par Call Date, the Issuer may, at its option, redeem the 20   notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20   notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes — Optional Redemption.”

Redemption of Notes for Tax Reasons
The Issuer may redeem all, but not part, of the applicable series of notes upon the occurrence of specified tax events described in “Description of Notes — Redemption for Changes in Taxes.”
Sinking Fund
None.
Priority
Each series of notes will be the Issuer’s senior unsecured obligations and will be:
•
equal in right of payment with all of the Issuer’s existing and future senior indebtedness;

•
senior in right of payment to any future subordinated indebtedness of the Issuer;

•
effectively junior to any future secured indebtedness of the Issuer, to the extent of the value of the collateral securing such indebtedness; and

•
structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of each subsidiary of the Issuer.

As of December 31, 2025, on an as-adjusted basis after giving effect to this offering and the application of the proceeds therefrom, we would have had total debt of approximately $      billion.
We currently have no secured obligations outstanding.
As of December 31, 2025, on an as-adjusted basis after giving effect to this offering and the application of the proceeds therefrom, the notes would have been structurally subordinated to the liabilities of our subsidiaries that, in the aggregate, were not material at such time.
Change of Control
If (a) a Change of Control (as defined in “Description of Notes — Change of Control”) occurs and (b) the rating on the applicable series of notes is lowered in connection with such Change of Control and the applicable series of notes is rated below investment grade by two or more Rating Agencies (as defined in “Description of Notes — Change of Control”), the Issuer must offer to repurchase the applicable series of notes at a repurchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes — Change of Control.”
Certain Covenants
The indenture governing the notes will include covenants that limit, subject to exceptions, our ability to incur secured debt, and our ability to enter into sale and leaseback transactions or certain merger and consolidation transactions (except for transfer of assets between or among us and our subsidiaries).
Use of Proceeds
We estimate that the net proceeds from the sale of the notes will be approximately $      million, after deducting the underwriters’ discount and the estimated offering expenses.
We intend to use the net proceeds from the sale of the notes offered hereby to refinance our 2026 senior notes and any remaining net proceeds to repay our existing indebtedness, which may include our term loans. See “Use of Proceeds.”

No Public Market
Each series of notes will be a new issue of securities for which there is no established trading market. Although we intend to apply to list each series of notes for trading on the TISE, no assurance can be given that an active trading market for the notes will develop or be maintained.
The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market-making with respect to the notes may be discontinued without notice.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Governing Law
The notes and the indenture under which they will be issued will be governed by the laws of the State of New York.
Risk Factors
Investing in the notes involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in the notes. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-9 of this prospectus supplement, in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a description of certain risks you should consider before investing in the notes.

Summary Financial and Other Data
The selected financial data set forth below for the years ended December 31, 2025, 2024 and 2023 and as of December 31, 2025 and 2024 is derived from our consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2025.
The data set forth below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2025.
	As of and for the Year Ended December 31,
	2025	2024	2023
	(dollars in millions, except costs per Available Passenger Cruise Day (“APCD”))
Operating data:
Total revenues	$17,935	$16,484	$13,900
Operating income	$4,910	$4,106	$2,878
Net income attributable to Royal Caribbean Cruises Ltd.	$4,268	$2,877	$1,697
Balance sheet data:
Total assets	$41,619	$37,070	$35,131
Total debt including finance leases	$21,345	$20,076	$21,452
Total shareholders’ equity	$10,245	$7,735	$4,899
Cash flow data:
Net cash provided by (used in):
Operating activities	$6,465	$5,265	$4,477
Investing activities	$(5,012)	$(3,446)	$(3,923)
Financing activities	$(1,018)	$(1,922)	$(1,993)
Capital expenditures	$(5,229)	$(3,268)	$(3,897)
Non-GAAP financial data:
Adjusted net income attributable to Royal Caribbean Cruises Ltd.(4)	$4,286	$3,237	$1,827
Adjusted EBITDA(12)	$7,026	$5,971	$4,544
Ratio of Adjusted EBITDA to Interest Expense, net of interest capitalized	7.08	3.76	3.24
Selected operational data:
Net Cruise Costs per APCD(15)	$149.07	$150.34	$143.81
Net Cruise Costs, Excluding Fuel per APCD(15)	$127.57	$127.40	$119.30
Selected passenger data:
Passengers carried	9,446,010	8,564,272	7,646,203
Passenger cruise days(1)	58,518,751	54,844,780	49,549,127
APCD(2)	53,325,212	50,552,731	46,916,259
Occupancy percentage(3)	109.7%	108.5%	105.6%

(1)
Passenger cruise days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

(2)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.
(3)
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing passenger cruise days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

(4)
Adjusted net income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents net income less net income attributable to noncontrolling interest, excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. Adjusted net income attributable to Royal Caribbean Cruises Ltd. should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The following table reconciles net income attributable to Royal Caribbean Cruises Ltd. to adjusted net income attributable to Royal Caribbean Cruises Ltd. for the periods presented:

	Year Ended December 31,
	2025	2024	2023
	(dollars in millions)
Net income attributable to Royal Caribbean Cruises Ltd.	$4,268	$2,877	$1,697
Loss on extinguishment of debt and inducement expense(5)	16	463	121
Gain on sale of equity interest(6)	(11)	—	(3)
PortMiami tax on sale of noncontrolling interest(7)	—	(3)	7
Silver Whisper deferred tax liability release(8)	—	—	(26)
Impairment and credit losses(9)	—	9	8
Amortization of Silversea intangible assets resulting from the Silversea acquisition(10)	6	6	6
Restructuring charges and other initiative expenses	8	10	5
Equity investments impairment, recovery of losses and other(11)	(1)	(1)	12
Litigation loss contingency(12)	—	(124)	—
Adjusted net income attributable to Royal Caribbean Cruises Ltd.	$4,286	$3,237	$1,827

(5)
For 2025 and 2024, includes $10 million and $119 million, respectively, of inducement expense related to the settlements of our 6.00% convertible notes due 2025.

(6)
For 2025, represents gain on sale of equity interest of Floating Docks and Grand Bahama Shipyard. For 2023, represents gain on sale of equity interest in cruise terminal facilities in Italy.

(7)
For 2024, represents adjustments to tax impacts on the 2023 PortMiami sale of noncontrolling interest. For 2023, represents tax on the PortMiami sale of noncontrolling interest.

(8)
Represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper.

(9)
For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income. Additionally, for 2023, includes an $11 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income.

(10)
Represents the amortization of the Silversea intangible assets resulting from the 2018 Silversea acquisition.

(11)
For 2023, represents equity method impairments of $12.6 million and recognition of deferred currency translation adjustment losses of $4.0 million. Additionally, 2023 includes a $4.2 million recovery of losses from one of our equity method investees recognized during the second quarter of 2023.

(12)
For 2024, represents the release of the loss contingency recorded in 2022 in connection with the ongoing Havana Docks litigation.

(13)
Adjusted EBITDA is a non-GAAP measure that represents net income attributable to Royal Caribbean Cruises Ltd., excluding: (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; (iv) income tax benefit or expense; (v) other expense, which includes the 2024 release of the loss contingency recorded in 2022 in connection with the ongoing Havana Docks litigation; (vi) gain on sale of equity interest; (vii) impairment and credit losses; (viii) restructuring charges and other initiatives expense; and (ix) equity investment impairment and recovery of losses. The ratio of Adjusted EBITDA to interest expense, net of interest capitalized, is calculated by dividing interest expense, net of interest capitalized, into Adjusted EBITDA. Adjusted EBITDA and the ratio of Adjusted EBITDA to interest expense, net of interest capitalized, are non-GAAP measures that should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We present Adjusted EBITDA because management believes that Adjusted EBITDA is meaningful when assessing our profitability on a comparative basis. The following table reconciles net income attributable to Royal Caribbean Cruises Ltd. to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2025	2024	2023
	(dollars in millions)
Net income attributable to Royal Caribbean Cruises Ltd.	$4,268	$2,877	$1,697
Interest income	(24)	(16)	(36)
Interest expense, net of interest capitalized	992	1,590	1,402
Depreciation and amortization expenses	1,718	1,600	1,455
Provision for income tax	82	46	6
Other (income) expense(14)	(17)	(149)	2
Impairment and credit losses(9)	—	9	8
Restructuring charges and other initiative expenses	8	10	5
Equity investments impairment, recovery of losses and other(15)	(1)	4	8
Gain on sale of equity interest(6)	—	—	(3)
Adjusted EBITDA	$7,026	$5,971	$4,544
Ratio of Adjusted EBITDA to Interest Expense, net of interest capitalized	7.08	3.76	3.24

(14)
Represents net non-operating expense. For the periods reported, primarily relates to gains or losses arising from the remeasurement of monetary assets and liabilities denominated in foreign currencies. For 2024, primarily represents the release of the loss contingency recorded in 2022 in connection with the ongoing Havana Docks litigation.

(15)
For 2023, represents equity method impairments of $12.6 million recognized during the third quarter of 2023 and a $4.2 million recovery of losses from one of our equity method investees recognized during the second quarter of 2023.

(16)
Net Cruise Costs and Net Cruise Costs, Excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs, Excluding Fuel, fuel expenses. Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. In measuring our ability to control costs in a manner that positively impacts Net Income, we believe changes in Net Cruise Costs and Net Cruise Costs, Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs, Excluding Fuel should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The following table reconciles Gross Cruise Costs to Net Cruise Costs for the periods presented (certain amounts may not add or calculate due to the use of rounded numbers):

	Year Ended December 31,
	2025	2024	2023
	(dollars in millions, except Costs per APCD)
Total cruise operating expenses	$9,083	$8,652	$7,775
Marketing, selling and administrative expenses	2,223	2,125	1,792
Gross Cruise Costs	11,306	10,778	9,567
Less:
Commissions, transportation and other	2,369	2,250	2,001
Onboard and other	981	909	809
Net Cruise Costs including other costs	7,957	7,619	6,757
Less:
Gain on sale of controlling interests(5)	—	—	(3)
Impairment and credit losses(8)	—	9	8
Restructuring charges and other initiatives expenses	8	10	5
Net Cruise Costs	7,949	7,600	6,747
Less:
Fuel	1,146	1,160	1,150
Net Cruise Costs, Excluding Fuel	$6,803	$6,440	$5,597
APCD	53,325,212	50,552,731	46,916,259
Gross Cruise Costs per APCD	$212.03	$213.20	$203.92
Net Cruise Costs per APCD	$149.07	$150.34	$143.81
Net Cruise Costs, Excluding Fuel per APCD	$127.57	$127.40	$119.30

RISK FACTORS
In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the matters addressed under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before investing in the notes.
You should also read the risk factors and other cautionary statements, including those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our other periodic reports filed with the SEC from time to time and incorporated by reference in this prospectus supplement or the accompanying prospectus.
We are subject to certain risks and uncertainties due to the nature of the business activities we conduct. The risks discussed below, as well as the risks identified in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.
Risks Relating to Our Indebtedness and the Notes
Our debt exposes us to various risks.
As of December 31, 2025, on an as-adjusted basis after giving effect to this offering and the application of the proceeds therefrom, we would have had total debt of approximately $      billion. We may not be able to refinance our indebtedness or obtain additional financing on terms that are as favorable as the terms of our existing indebtedness, or at all. If we are unable to refinance our indebtedness or obtain additional financing, our ability to fund our operations, make capital expenditures, and meet our debt service obligations could be adversely affected. If we cannot generate sufficient cash to meet our debt service obligations or fund our other business needs, we may, among other things, need to refinance all or a portion of our debt, including the notes, obtain additional financing, delay planned capital expenditures or sell assets. We cannot assure you that we will be able to generate sufficient cash through any of the foregoing. Our indebtedness may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.
We may incur additional debt.
Although certain of our debt instruments, including our export credit agency (“ECA”) facilities, contain restrictions on the incurrence of certain additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances the amount of debt that could be incurred in compliance with these restrictions could be substantial. Our debt instruments also allow certain of our subsidiaries to incur additional debt that would be structurally senior to the notes and do not prevent us from incurring liabilities that do not constitute “indebtedness” as defined therein. If new debt is added to our existing debt levels, the related risks that we now face would increase. Additionally, there is no guarantee that financing will be available in the future or that such financing will be available with similar terms or terms that are commercially acceptable to us. As of December 31, 2025, we had approximately $10.4 billion of committed debt to finance the purchase of five ships on order (excluding ships on order for Celebrity River Cruises), all of which are guaranteed by export credit agencies in the countries where the ships are being built. The ultimate size of each facility will depend on the final contract price (including change orders and owner’s supply) as well as fluctuations in the EUR/USD exchange rate.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness that is not waived by the required holders and the remedies sought by the holders of such indebtedness could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to (i) declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, (ii) terminate their commitments and cease making further loans and (iii) in the case of any secured indebtedness, institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.
If our operating performance declines, we may in the future need to seek waivers from the required lenders or holders, as applicable, under the instruments governing our other indebtedness to avoid being in default. If we breach our covenants under the instruments governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders, as applicable. If this occurs, we would be in default under the instruments governing our indebtedness, the lenders or holders, as applicable, could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
The notes will not be guaranteed by any of our subsidiaries or secured by any of our assets and will be effectively junior to any secured indebtedness we may incur and structurally subordinated to indebtedness of our subsidiaries.
The notes will be our general unsecured obligations, and will be effectively junior to any future secured debt to the extent of the value of the assets securing such indebtedness. As of December 31, 2025, we did not have any secured debt (excluding capital leases). However, we may incur secured debt in the future. To the extent we do, in the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws with respect to such assets, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to notes with the proceeds of such assets. In addition, the notes are not guaranteed by any of our subsidiaries, and therefore, the notes will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries. As of December 31, 2025, on an as-adjusted basis after giving effect to this offering, the notes would have been structurally subordinated to the liabilities of our subsidiaries which, in the aggregate, were not material at such time. The terms of the notes do not preclude our subsidiaries from incurring indebtedness or other liabilities.
Federal and state fraudulent transfer laws may permit a court to void the notes, subordinate claims in respect of the notes and require noteholders to return payments received from us and, if that occurs, you may not receive any payments on the notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if (1) we issued the notes with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (2) only, one of the following is also true at the time thereof:
•
the issuer was insolvent or rendered insolvent by reason of the issuance of the notes;

•
the issuance of the notes left the issuer with an unreasonably small amount of capital to carry on business; or

•
the issuer intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

Claims described under subparagraph (1) above are generally described as intentional fraudulent conveyances, while those under subparagraph (2) above are constructive fraudulent conveyances. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes if we did not substantially benefit directly or indirectly from the issuance of the notes. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied. To the extent that the fraudulent conveyance analysis turns on insolvency, as with a constructive fraudulent conveyance, the insolvency determination is an intensely factual one, which is supposed to be conducted based on current conditions rather than with the benefit of hindsight. Generally an entity would be considered insolvent if, at the time it incurred indebtedness, insolvency was present based on one of three alternative tests described above. For purposes of evaluating solvency under the first of these tests, a court would evaluate whether the sum of an entity’s debts, including contingent liabilities in light of the probabilities of their incurrence, was greater than the fair saleable value of all its assets.
If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or subordinate the notes to presently existing and future indebtedness of us, or require the holders of the notes to repay any amounts received with respect to such notes. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.
The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.
The Issuer is organized under the laws of the Republic of Liberia and we conduct operations in countries around the world. However, the Liberian Insolvency and Restructuring Act does not apply to non-resident domestic corporations such as the Issuer. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, we may file for bankruptcy in one or more jurisdictions outside Liberia in which we can validly claim jurisdiction.
Multi-jurisdictional insolvency proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, administration and other laws of such jurisdictions may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdiction’s law should apply and could adversely affect the ability to realize any recovery under the notes. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us, our assets and/or our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. These factors may affect any potential recovery under the notes.
We may be unable to repurchase the notes as required upon a Change of Control Triggering Event.
If (a) we experience a Change of Control and (b) the rating on a series of notes is lowered in connection with such Change of Control and the applicable series of notes is rated below investment grade by both S&P Global and Moody’s (or each of (i) S&P Global or Moody’s and (ii) Fitch, if Fitch is selected by the Issuer to be a replacement Rating Agency for either S&P or Moody’s), we would be required to make an offer to repurchase all outstanding notes of the applicable series at 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. However, we may be unable to do so because we might not have enough available funds, particularly since a Change of Control could in certain circumstances cause part or all of our other debt to become due and payable. See “Description of Notes — Change of Control.”
We may enter into transactions that would not constitute a Change of Control that could affect our ability to satisfy our obligations under the notes.
The provisions of the indenture governing the notes regarding a Change of Control may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a Change of Control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes.

There may not be an active trading market for the notes, and their price may be volatile. Holders may be unable to sell their notes at the price desired or at all.
There is no existing trading market for the notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. The overall market for this type of security may become subject to disruptions that may cause substantial volatility in the prices of securities similar to such notes. Any market that may develop for the notes may be subject to similar disruptions. Any such disruptions may negatively impact the value of your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. Although we intend to apply to list each series of the notes for trading on the TISE, no assurance can be given that any series of notes will become or will remain listed or that an active trading market for such notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the TISE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.
The liquidity of any market for the notes will depend on a number of factors, including:
•
the number of holders of the notes;

•
our operating performance and financial condition;

•
the market for similar securities;

•
the interest of securities dealers in making a market in the notes; and

•
prevailing interest rates.

We may be unable to repay or repurchase the notes at maturity.
At the applicable maturity date, the entire outstanding principal amount of the applicable series of notes, together with accrued and unpaid interest, if any, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If, upon the maturity date, other arrangements prohibit us from repaying the applicable series of notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.
The market price for the notes may be volatile and may require you to hold the notes for an indefinite period of time.
The market for the notes may become subject to disruptions that may cause substantial volatility in the prices of securities similar to the notes. Any market that may develop for the notes may be subject to similar disruptions. Any such disruptions may negatively impact the value of your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.
The Issuer is incorporated in the Republic of Liberia. Liberian law differs from U.S. law and may afford less protection to holders of the notes.
Holders of the notes may have more difficulty protecting their interests than would noteholders of a corporation incorporated in a jurisdiction of the United States. As a Liberian corporation, the Issuer is incorporated under and subject to the laws of Liberia. Our corporate affairs are governed by our Articles of Incorporation, our By-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in Liberia interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of Liberia may not be as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. While the BCA provides that it is to be applied and construed to make the laws of Liberia, with respect of the subject matter of the BCA, harmonious with the laws of the State of Delaware, we cannot predict whether Liberian courts would reach the same conclusions as Delaware courts. In addition, the BCA adopts, when applicable, the non-statutory corporation law of Delaware with substantially similar legislative provisions in cases when the laws of Liberia and Liberian courts are silent, and in such cases provides that the courts of Liberia may apply such non-statutory corporation law in resolving issues before such courts. We cannot predict to what extent or in what manner the courts of Liberia will apply the non-statutory corporation law of Delaware. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
If the Issuer becomes a resident entity within Liberia, a number of additional laws could apply to it that could create statutory preferences to the notes.
The Issuer is a non-resident Liberian corporation, which means that, among other things, it does not conduct certain business, activities or operations or have its management and control within Liberia (subject to a few exceptions). If we were to become a resident Liberian corporation, whether intentionally or unintentionally, we would be subject to a number of additional regulatory requirements, including paying income tax in Liberia. In addition, it is possible that Liberian law could subordinate obligations under the notes and the indenture to certain statutory preferences, such as taxes or labor obligations in Liberia. In the event of the Issuer’s liquidation, these statutory preferences, if any, will have preference over any other claims, including claims by any holder in respect of any notes, and as a result, holders of notes may be unable to recover amounts due under the notes, in whole or in part.
The Issuer cannot assure you that a judgment of a U.S. court for liabilities under U.S. securities laws would be enforceable in Liberia, or that an original action can be brought in Liberia against us for liabilities under U.S. securities laws, and investors in the notes may find it difficult or impossible to enforce service of process and enforcement of judgments against the Issuer and its officers and directors.
The Issuer is a corporation organized and existing under the laws of Liberia. Should any directors, officers, or controlling persons reside outside of the United States, it may not be possible for investors in our securities to effect service of process within the United States upon such persons or to enforce judgments of U.S. courts against them or our company, including in any action based on civil liabilities under the U.S. federal securities laws. There is uncertainty as to the enforceability against such persons in Liberia, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws or state laws. There is no existing treaty between the U.S. and Liberia for the reciprocal enforcement of foreign judgments. It is not clear whether a foreign court would accept jurisdiction and impose civil liability if proceedings were commenced in a foreign jurisdiction predicated solely upon U.S. federal securities laws. In addition, a judgment obtained in the courts outside of Liberia in respect of the notes would (when duly authenticated) be admissible only as evidence in proceedings brought to enforce the notes in the courts of Liberia, provided that each defendant in any such proceeding shall have appeared in person or by an authorized representative before the foreign court rendering such judgment. See “Enforceability of Civil Liabilities.”
Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time. Such changes may adversely affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the notes.
One or more independent credit rating agencies may assign credit ratings to the notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed herein and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. If our credit ratings were to be downgraded, our access to, and cost of, debt financing may be negatively impacted.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the notes offered hereby, after deducting the underwriters’ discount and the estimated offering expenses payable by us, will be approximately $      million.
We intend to use the net proceeds from the sale of the notes offered hereby to refinance our 2026 senior notes and any remaining net proceeds to repay our existing indebtedness, which may include our term loans.
Our senior notes maturing in 2026 consist of our 4.250% Senior Notes due 2026 (the “4.250% Unsecured Notes”) and 5.500% Senior Notes due 2026 (the “2026 5.500% Unsecured Notes” and, together with the 4.250% Unsecured Notes, the “2026 senior notes”). The 4.250% Unsecured Notes accrue interest at a rate of 4.250% per annum and will mature on July 1, 2026. As of the date of this prospectus supplement, there is $650 million aggregate principal amount of the 4.250% Unsecured Notes outstanding. The 2026 5.500% Unsecured Notes accrue interest at a rate of 5.500% per annum and will mature on August 31, 2026. As of the date of this prospectus supplement, there is $1,000 million aggregate principal amount of the 2026 5.500% Unsecured Notes outstanding. Nothing in this prospectus supplement should be construed as a notice of redemption with respect to the 2026 senior notes.

CAPITALIZATION
The following table sets forth, as of December 31, 2025, our consolidated capitalization and cash and cash equivalents:
•
on an actual basis; and

•
on an as-adjusted basis to give effect to the issuance of the notes in this offering and the application of proceeds thereof.

You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference.
	As of December 31, 2025
(in millions)	Actual	As-adjusted
Cash and cash equivalents(1)	$825	$
Debt:
Unsecured Revolving Credit Facilities(2)	0
Unsecured term loans due through 2042	10,546
4.250% Senior Notes due 2026	650
5.500% Senior Notes due 2026	1,000
5.375% Senior Notes due 2027	1,000
7.500% Senior Debentures due 2027	300
3.700% Senior Notes due 2028	500
5.500% Senior Notes due 2028	1,500
5.625% Senior Notes due 2031	1,500
6.250% Senior Notes due 2032	1,250
6.000% Senior Notes due 2033	2,000
5.375% Senior Notes due 2036	1,500
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Total debt principal amounts	21,746
Debt net carrying value adjustments	(560)
Finance lease liabilities	159
Total debt(3)	21,345
Total shareholders’ equity(4)	10,245
Total capitalization	$31,590	$

(1)
Excludes customer deposit activity since December 31, 2025, expenditures made since December 31, 2025 and incremental debt service expenses relating to this offering and other offerings and financing activities that occurred since December 31, 2025.

(2)
As of December 31, 2025, the Revolving Credit Facilities were undrawn and had a combined availability on an as-adjusted basis of $6.4 billion. Excludes amounts currently drawn under our Revolving Credit Facilities of approximately $130 million.

(3)
At December 31, 2025, the weighted average interest rate for total debt was 4.69%.

(4)
Shareholders’ equity does not reflect the impact of charges related to write-off of deferred financing fees and other items associated with the repayment of our term loans.

DESCRIPTION OF NOTES
The Company will issue $      aggregate principal amount of      % senior notes due 20  (the “20  notes”) and $      aggregate principal amount of      % senior notes due 20  (the “20  notes” and, together with the 20  notes, the “senior notes” and each of the 20  notes and 20  notes, a “series” of senior notes) in this offering (referred to in the accompanying prospectus as the “debt securities”). The following description of the particular terms of the 20  notes and the 20  notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made. The senior notes will be issued as new series of debt securities under the indenture, dated as of July 31, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee (the “base indenture”). Certain defined terms in the base indenture, as supplemented by the fifth supplemental indenture, between us and the trustee, are capitalized herein. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the base indenture, as supplemented by the fifth supplemental indenture. As used in this “Description of Notes,” all references to the “indenture” mean the base indenture as supplemented by the fifth supplemental indenture. As used under this “Description of Notes,” all references to the “Company,” “we,” “us” and “our” refer to Royal Caribbean Cruises Ltd. on a stand-alone basis and not to Royal Caribbean Cruises Ltd. and its subsidiaries.
General
$      aggregate principal amount of 20  notes and $      aggregate principal amount of 20  notes will be issued on the closing date of this offering. Additional senior notes of either series may be issued under the indenture from time to time (the “additional senior notes”) after this offering. The senior notes of any series and any additional senior notes of the same series subsequently issued under the indenture shall be treated as a single class for all purposes of the indenture. All references herein to the “senior notes” include any additional senior notes issued from time to time. The 20  notes will bear interest at the rate of      % per annum and will mature on      , 20  . The 20  notes will bear interest at the rate of      % per annum and will mature on      , 20  . Interest on the principal amount of the 20  notes will be payable semi-annually on      and      of each year, commencing      , 2026, to the persons in whose names such senior notes are registered at the close of business on      or      , as the case may be, preceding such      or      . Interest on the principal amount of the 20  notes will be payable semi-annually on      and      of each year, commencing      , 2026, to the persons in whose names such senior notes are registered at the close of business on      or      , as the case may be, preceding such      or      .
Except as described below under “— Optional Redemption” and “— Redemption for Changes in Taxes,” the senior notes are not redeemable prior to maturity and do not have the benefit of a sinking fund.
Priority
The senior notes of each series will be unsecured and unsubordinated indebtedness and will rank on a parity with our other unsubordinated indebtedness from time to time outstanding and will be effectively junior to our future secured indebtedness to the extent of the assets securing such indebtedness. The senior notes of each series will not be guaranteed by any of our subsidiaries and, accordingly, the senior notes will be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors. The senior notes of each series do not limit the ability of our subsidiaries to incur or guarantee indebtedness other than as described under “— Certain Covenants.”
As of December 31, 2025, on an as-adjusted basis after giving effect to the offering of senior notes and the application of the proceeds therefrom, we would have had total debt of approximately $      billion. We currently have no secured obligations outstanding. As of December 31, 2025, on an as-adjusted basis after giving effect to the offering of senior notes, the senior notes would have had been structurally subordinated to the liabilities of our subsidiaries that, in the aggregate, were not material at such time. See “Risk Factors — Risks Relating to Our Indebtedness and the Notes — The notes will not be guaranteed by any of our subsidiaries or secured by any of our assets and will be effectively junior to any secured indebtedness we may incur and structurally subordinated to indebtedness of our subsidiaries.”

The senior notes of each series will be issued only in fully registered book-entry form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The senior notes will be represented by one or more Global Securities registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as set forth under “— Book-Entry System for the Senior Notes” below, the senior notes will not be issued in certificated form.
Optional Redemption
20  notes
Prior to      , 20  (the date that is      months prior to their maturity date) (the “20  Notes Par Call Date”), the Company may redeem the 20  notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 20  notes matured on the 20  Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points less (b) interest accrued to, but excluding, the date of redemption, and
(2)   100% of the principal amount of the 20  notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
On or after the 20  Notes Par Call Date, the Company may redeem the 20  notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20  notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 20  Notes Par Call Date (the “20  Notes Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the 20  Notes Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the 20  Notes Remaining Life — and shall interpolate to the 20  Notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the 20  Notes Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the 20  Notes Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 20  Notes

Par Call Date, as applicable. If there is no United States Treasury security maturing on the 20  Notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 20  Notes Par Call Date, one with a maturity date preceding the 20  Notes Par Call Date and one with a maturity date following the 20  Notes Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the 20  Notes Par Call Date. If there are two or more United States Treasury securities maturing on the 20  Notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be delivered to each holder of the 20  notes at such holder’s registered address or otherwise transmitted in accordance with the procedures set forth in the indenture, with a copy to the trustee, at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the 20  notes for redemption will be made pro rata, or by lot or by such other method as the Company in its sole discretion deems appropriate and fair. No 20  notes of a principal amount of $2,000 or less will be redeemed in part. If any 20  note is to be redeemed in part only, the notice of redemption that relates to the 20  note will state the portion of the principal amount of the 20  note to be redeemed. A new 20  note in a principal amount equal to the unredeemed portion of the 20  note will be issued in the name of the holder of the 20  note upon surrender for cancellation of the original senior note. For so long as the senior notes are held by DTC (or another depositary), the redemption of the 20  notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 20  notes or portions thereof called for redemption.
20  notes
Prior to      , 20  (the date that is      months prior to their maturity date) (the “20  Notes Par Call Date”), the Company may redeem the 20  notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 20  notes matured on the 20  Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points less (b) interest accrued to, but excluding, the date of redemption, and
(2)   100% of the principal amount of the 20  notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
On or after the 20  Notes Par Call Date, the Company may redeem the 20  notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20  notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal

Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as H.15 under the caption H.15 TCM. In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 20  Notes Par Call Date (the “20  Notes Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the 20  Notes Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the 20  Notes Remaining Life — and shall interpolate to the 20  Notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the 20  Notes Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the 20  Notes Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 20  Notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 20  Notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 20  Notes Par Call Date, one with a maturity date preceding the 20  Notes Par Call Date and one with a maturity date following the 20  Notes Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the 20  Notes Par Call Date. If there are two or more United States Treasury securities maturing on the 20  Notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be delivered to each holder of the 20  notes at such holder’s registered address or otherwise transmitted in accordance with the procedures set forth in the indenture, with a copy to the trustee, at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the 20  notes for redemption will be made pro rata, or by lot or by such other method as the Company in its sole discretion deems appropriate and fair. No 20  notes of a principal amount of $2,000 or less will be redeemed in part. If any 20  note is to be redeemed in part only, the notice of redemption that relates to the 20  note will state the portion of the principal amount of the 20  note to be redeemed. A new 20  note in a principal amount equal to the unredeemed portion of the 20  note will be issued in the name of the holder of the 20  note upon surrender for cancellation of the original senior note. For so long as the senior notes are held by DTC (or another depositary), the redemption of the 20  notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 20  notes or portions thereof called for redemption.
Redemption for Changes in Taxes
The Company may redeem either or both series of the senior notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior written notice to the holders of the applicable series of senior notes (which notice will be irrevocable and given in accordance with the procedures set forth in the indenture), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Company for redemption (a “Tax Redemption Date”) and all additional amounts (if any and as defined in the accompanying prospectus) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the applicable series of senior notes on the relevant record date to receive interest due on the relevant interest payment date and additional amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the applicable series of senior notes, the Company is or would be required to pay additional amounts, and the Company cannot avoid any such payment obligation by taking reasonable measures available (including, for the avoidance of doubt, appointment of a new paying agent but excluding the reincorporation or reorganization of the Company), and the requirement arises as a result of:
(1)   any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a relevant tax jurisdiction which change or amendment is announced and becomes effective after the date of this prospectus supplement (or, if such tax jurisdiction becomes relevant a tax jurisdiction on a date after the date of this prospectus supplement, after such later date); or
(2)   any change in, or amendment to, the official application, administration or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is announced and becomes effective after the date of this prospectus supplement (or, if such tax jurisdiction becomes relevant on a date after the date of this prospectus supplement after such later date) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).
The Company will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company would be obligated to make such payment of additional amounts if a payment in respect of the applicable series of senior notes were then due and at the time such notice is given, the obligation to pay additional amounts must remain in effect. Prior to the delivery of any notice of redemption of the applicable series of senior notes pursuant to the foregoing, the Company will deliver the trustee an opinion of an independent tax advisor of recognized standing qualified under the laws of the relevant tax jurisdiction (which advisor shall be reasonably acceptable to the trustee) to the effect that there has been a Change in Tax Law which would entitle the Company to redeem the applicable series of senior notes hereunder. In addition, before the Company delivers a notice of redemption of the applicable series of senior notes as described above, it will deliver to the trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay additional amounts by the Company taking reasonable measures available to it.
The trustee will accept and shall be entitled to conclusively rely on such Officer’s Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions as described above, in which event it will be conclusive and binding on all of the holders.
The above provisions will apply, mutatis mutandis, to any successor of the Company with respect to a Change in Tax Law occurring after the time such person becomes successor to the Company.
Whenever in this Description of Notes there is mentioned, in any context, the payment of the principal, premium, if any, or interest in respect of a series of senior notes, such mention shall be deemed to include mention of the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the provisions of the indenture and express mention thereof in any provisions hereof shall not be construed as excluding additional amounts in those provisions hereof where such express mention is not made (if applicable).
Change of Control
If a Change of Control Triggering Event (as defined herein) occurs with respect to either series of senior notes, unless the Company has exercised its right to redeem the applicable series of senior notes as described under “— Optional Redemption,” each holder of the applicable series of senior notes will have the right to require us to, pursuant to a Change of Control Offer, repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes of the applicable series pursuant to an offer on the terms set forth below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of such senior notes repurchased plus accrued and unpaid interest and additional amounts, if any, on such senior notes repurchased to, but excluding, the date of purchase (subject to the right of holders of record of such senior notes on the relevant record date to receive interest due on the relevant interest payment date). No purchase in part shall reduce the principal amount at maturity of the senior notes held by any holder to below $2,000.
“Change of Control Triggering Event,” with respect to a series of senior notes, means the occurrence of both (i) a Change of Control and (ii) a Rating Decline associated with such Change of Control.
A “Change of Control” shall be deemed to occur upon the consummation of any transaction pursuant to which:
(1)   any “person” or “group” of related persons is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting stock of the Company; or
(2)   the Company conveys, transfers or leases its properties and assets substantially as an entirety to any other person, other than to a Subsidiary of the Company.
For purposes of this definition, (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all voting stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (1) above; provided that no “person” or “group” beneficially owns, directly or indirectly, more than 50% of the total voting power of the voting stock of such holding company.
A “Rating Decline,” with respect to a series of senior notes, shall be deemed to occur if during the period (the “Change of Control Period”) commencing on the date of the first public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (the “Public Notice Date”) and terminating on the date that is 60 days after consummation of the Change of Control (provided that if a Rating Agency announces, after the Public Notice Date and before expiration of the Change of Control Period, that the rating of the applicable series of senior notes is under review for possible downgrade by such Rating Agency, the Change of Control Period shall be extended until the first to occur of (x) the date that such Rating Agency announces the results of its review and (y) the date that is 180 days after consummation of the Change of Control), two or more Rating Agencies downgrade their respective rating of the applicable series of senior notes, such that after such downgrades, the applicable series of senior notes is not rated Investment Grade by two or more Rating Agencies, and at least two Rating Agencies do not thereafter during the Change of Control Period restore their respective Investment Grade rating of the applicable series of senior notes; provided, that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing during the Change of Control Period that the reduction was the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline).
“Rating Agencies” means each of (x) Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors (“Moody’s”), (y) S&P Global Ratings, a division of S&P Global Inc., and its successors (“S&P”), and (z) Fitch Ratings and its successor (“Fitch”) (or, if any of Moody’s, S&P or Fitch or all three shall not make a rating on the applicable series of senior notes publicly available, a nationally recognized rating organization, or organizations, as the case may be, selected by the Company that shall be substituted for any of Moody’s, S&P or Fitch or all three, as the case may be, with respect to the applicable series of senior notes).

An “Investment Grade” rating means, as applicable, a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), or if such Rating Agency ceases to rate the applicable series of senior notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency.
“Subsidiary” means, with respect to any specified person:
(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and
(2)   any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
The definition of “Change of Control” and the covenant described under “— Certain Covenants — Restrictions on Consolidation, Merger and Certain Sales of Assets” both include the phrase “conveys, transfers or leases its properties and assets substantially as an entirety.” There is no precise, established and binding interpretation of the phrase “substantially as an entirety.” Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a conveyance, transfer or lease of our properties and assets “substantially as an entirety.” As a result, it may be unclear whether a Change of Control Triggering Event has occurred and therefore whether a holder of the applicable series of senior notes has the right to require us to repurchase those senior notes.
Within 30 days following any Change of Control Triggering Event, we will deliver a notice to each holder of the applicable senior notes, with a copy to the trustee, stating:
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that a Change of Control Triggering Event has occurred and that such holder has the right to require us to repurchase such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount of such senior notes plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

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the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”); and

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the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its senior notes repurchased.

On the Change of Control Payment Date, with respect to each applicable series of senior notes, we will, to the extent lawful:
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accept for payment all of the senior notes or portions of the senior notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

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deposit with the paying agent an amount equal to the Change of Control Payment in respect of all of the senior notes of such series or portions of the senior notes of such series (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered; and

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deliver or cause to be delivered to the trustee the senior notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of the senior notes of such series or portions of the senior notes of such series being purchased by us.

The paying agent will promptly deliver (or cause to be delivered) to each holder of the senior notes of the applicable series whose senior notes of such series have been properly tendered and so accepted the Change of Control Payment for such senior notes, and the trustee (or an authenticating agent appointed by the Company) will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new senior note of the applicable series equal in principal amount to any unpurchased portion of the senior notes of such series surrendered, if any; provided that each such new senior note will be in a principal amount of $2,000 and any integral multiples of $1,000 in excess thereof. Any senior notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a senior note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
Except as described above with respect to a Change of Control Triggering Event, and as described in the covenant described below under “— Certain Covenants — Restrictions on Consolidation, Merger and Certain Sales of Assets,” the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the senior notes or otherwise impose obligations upon us in the event of a takeover, recapitalization or similar transaction.
If holders of not less than 90% in aggregate principal amount of the outstanding senior notes of a series validly tender and do not withdraw such senior notes in a Change of Control Offer and the Company, or any other person making a Change of Control Offer in lieu of the Company as described below, purchases all of the senior notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all senior notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.
The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes of the applicable series properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given pursuant to the indenture as described above under the captions “— Optional Redemption” or “— Redemption for Changes in Taxes,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. In such event, the consummation of the Change of Control Offer may be delayed until such time (including more than 60 days after the original notification of the Change of Control Offer was given) the Change of Control Triggering Event occurs, or the Change of Control Offer may not be consummated if the Change of Control Triggering Event does not occur.
The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase a series of senior notes as a result of a Change of Control Triggering Event may be waived or modified with the consent of the holders of a majority in principal amount of the senior notes of that series prior to the occurrence of the Change of Control.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations (and rules of any exchange on which the senior notes of the applicable series are then listed) to the extent those laws, regulations or rules are applicable in connection with the repurchase of the senior notes of such series pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations or exchange rules conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws, regulations and rules and will not be deemed to have breached its obligations under the indenture by virtue of such compliance.
Our ability to repurchase the senior notes of the applicable series pursuant to a Change of Control Offer may be limited by a number of factors. Our current indebtedness contains, and future indebtedness may contain, prohibitions of certain events that would constitute a Change of Control Triggering Event or requires such indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by the holders of the senior notes of their right to require us to repurchase the senior notes could cause a default under such indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of the senior notes upon a repurchase may be limited by our then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
Certain Covenants
The following covenants apply to the Company and certain Restricted Subsidiaries.
Limitations on Liens
The Company will not, and will not permit any Restricted Subsidiary to, incur, assume or suffer to exist any indebtedness for money borrowed secured by any mortgage, security interest, pledge or lien (“Lien”) upon any Principal Property, whether owned at the date the senior notes are issued or thereafter acquired, without providing that the senior notes shall be secured by such Lien equally and ratably with any and all other indebtedness thereby secured, so long as such indebtedness shall be so secured.
This restriction does not apply to indebtedness secured by (a) Liens existing on the date the senior notes are issued; (b) Liens on any real or personal property of any Person existing at the time such Person became a Restricted Subsidiary and not incurred in contemplation of such Person becoming a Restricted Subsidiary; (c) Liens in favor of the Company or any Restricted Subsidiary; (d) Liens existing on any real or personal property at the time it is acquired by the Company or a Restricted Subsidiary or created within 18 months of the date of such acquisition, conditional sale and similar agreements; (e) purchase money Liens to secure the purchase price or construction cost of property incurred prior to, at the time of or within 18 months after the acquisition, the completion of the construction or the commencement of full operations of the property; and (f) any extension, renewal or refunding (or successive extensions, renewals or refundings) of any Lien referred to in the foregoing clauses; provided the principal amount of such extension, renewal or refunding may not exceed the principal amount of the Lien being extended, renewed or refunded plus the amount of any premium or other costs paid in connection with such extension, renewal or refunding. In addition, the indenture permits additional indebtedness for money borrowed secured by Liens on Principal Properties not otherwise specifically permitted, the aggregate principal amount of which, together with all Attributable Debt in respect of sale and leaseback transactions (as defined herein) involving Principal Properties entered into (excluding sale and leaseback transactions permitted by clause (a) below under the section entitled “— Limitation on Sales and Leasebacks” as a result of the exceptions set forth above and clause (b) of such section) would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Restricted Subsidiaries.
Limitation on Sales and Leasebacks
Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property (a “sale and leaseback transaction”) unless (a) the Company or such Restricted Subsidiary would be entitled under “— Limitations on Liens” to incur a Lien on the Principal Property securing indebtedness for money borrowed in a principal amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the senior notes under the indenture or (b) (i) the gross proceeds of the sale or transfer of the Principal Property leased equals or exceeds the Fair Market Value of such Principal Property and (ii) within one year after such sale or transfer of such Principal Property shall have been made by the Company or by a Restricted Subsidiary, the Company applies all of the net proceeds to (A) the voluntary retirement of Funded Debt of the Company or any Restricted Subsidiary or (B) the acquisition by the Company or a Restricted Subsidiary of one or more properties which on an aggregate basis have a purchase price in excess of 5% of Consolidated Net Tangible

Assets (other than the Principal Property involved in such sale). A sale and leaseback transaction shall not include any sale and leaseback transactions (x) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (y) involving the temporary taking back of a lease for a period, including renewals, of less than three years in the case where it is intended that at the end of the lease, the use of such property by the Company or such Restricted Subsidiary will be discontinued.
Certain Definitions
“Attributable Debt” means, as to any particular lease under which any person is liable, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company’s incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the sole option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.
“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) which under accounting principles generally accepted in the United States would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting therefrom, without duplication, the sum of (i) all current liabilities except for (A) notes and loans payable, (B) current maturities of long term debt, (C) current maturities of obligations under capital leases and (D) customer deposits and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Company’s Chief Executive Officer or responsible accounting or financial officer of the Company.
“Funded Debt” means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its terms, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than 360 days after the date of the creation of indebtedness.
“Principal Property” means any real or personal property owned or leased by the Company or any Subsidiary the net book value of which on the date as of which the determination is being made exceeds 5% of the Company’s Consolidated Net Tangible Assets, other than any such real or personal property which, in the opinion of the Company’s board of directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.
“Restricted Subsidiary” means any Subsidiary which owns or leases a Principal Property.
Restrictions on Consolidation, Merger and Certain Sales of Assets
Without the consent of the holders of senior notes, the Company may consolidate with or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person and may permit any person to merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that:
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immediately after giving effect to that transaction, and treating any indebtedness that becomes the Company’s obligation as a result of the transaction as having been incurred by the Company at the time of the transaction, no event of default and no event which after notice or lapse of time or both would become an event of default shall have occurred and be continuing; and

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the successor person assumes all of the Company’s obligations under the indenture; provided that the successor person is a corporation, trust or partnership organized under the laws of the United

States, any state of the United States, the District of Columbia, the Republic of Liberia or any country recognized by the United States.
Notwithstanding the above, this covenant shall not apply to the conveyance, transfer or lease of properties or assets between or among the Company and its Subsidiaries.
Events of Default
The following will constitute “events of default” under the indenture with respect to each series of senior notes:
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failure by the Company to pay interest or any additional amounts on any senior notes of such series for 30 days after that interest or those additional amounts become due;

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failure by the Company to pay the principal of or any premium on any senior notes of such series at its maturity;

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failure by the Company to perform any other covenants in the indenture for 90 days after written notice has been given to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the outstanding senior notes of such series;

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failure by the Company to pay when due any payment on, or the acceleration of, any of its indebtedness for money borrowed by the Company that exceeds $150 million in the aggregate under any mortgages, indentures or instruments under which the Company may have issued, or which there may have been secured or evidenced, any of the Company’s indebtedness for money borrowed, if that indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice has been given as provided in the indenture; or

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the occurrence of certain events of bankruptcy, insolvency or reorganization.

If an event of default affecting a series of senior notes occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the applicable series of senior notes then outstanding may declare the principal amount of all of the applicable series of senior notes to be immediately due and payable. At any time after a declaration of acceleration affecting a series of senior notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the applicable series of senior notes outstanding may, under limited circumstances, rescind and annul that acceleration.
The indenture requires that the Company files annually with the trustee a certificate of an officer as to his or her knowledge of the Company’s compliance with all conditions and covenants of the indenture.
Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default occurs and continues, the indenture provides that the trustee is not required to exercise any of its rights or powers under the indenture at the request, order or direction of holders unless those holders have offered to the trustee reasonable indemnity. Subject to those provisions regarding indemnification and rights of the trustee, the indenture provides that the holders of a majority in principal amount of the applicable series of senior notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
No holder of any senior note shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless (1) such holder has previously given written notice to the trustee of a continuing event of default with respect to the applicable series of senior notes; (2) the holders of not less than 25% in principal amount of the applicable series of outstanding senior notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee hereunder; (3) such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and (4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding.

Satisfaction and Discharge/Defeasance
The Company may discharge certain obligations to holders of any senior notes of a series that have not already been delivered to the trustee for cancellation or which have either become due and payable or by their terms will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay and discharge the entire indebtedness on such series of senior notes for principal (and premium, if any) and interest (including any additional amounts then owed with respect thereto) to the date of such deposit (in the case of senior notes which have become due and payable) or to the stated maturity or redemption date, as the case may be, and the Company has paid all other sums payable under the indenture.
The Company may elect either (i) to defease and be discharged from any and all obligations of the Company with respect to the senior notes of a series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from the Company’s obligations with respect to certain covenants applicable to the senior notes of a series (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such series of senior notes (including any additional amounts then owed with respect thereto) to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.
The Company may exercise its defeasance option with respect to such senior notes notwithstanding the Company’s prior exercise of its covenant defeasance option.
Modification of the Indenture
We and the trustee may modify or amend the indenture with respect to a series of senior notes if we obtain the consent of the holders of a majority in aggregate principal amount of the senior notes of the applicable series then outstanding. However, with respect to each series of senior notes, the indenture may not be modified or amended to:
•
change the stated maturity of the principal of, or any installment of principal of or any interest on, any senior notes of the applicable series;

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reduce the principal amount of any senior notes of the applicable series;

•
reduce the rate of interest on any senior notes of the applicable series;

•
reduce any additional amounts payable on any senior notes of the applicable series;

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reduce any premium payable upon the redemption of any senior notes of the applicable series;

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change any place of payment where, or the currency in which any senior notes of the applicable series or any premium or interest on the senior notes of the applicable series is payable;

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impair the right to institute suit for the enforcement of any payment of principal of or premium or any interest on any senior notes of the applicable series on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

•
reduce the percentage in principal amount of the outstanding senior notes of the applicable series, the consent of whose holders is required for the supplemental indenture;

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reduce the percentage in principal amount of the outstanding senior notes of the applicable series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences; or

•
modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding senior notes of the applicable series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding senior notes of the applicable series that would be affected by such a modification or waiver, without the consent of each affected holder of the applicable series of senior notes.
We and the trustee may amend the indenture with respect to a series of senior notes without notice to or the consent of any holder of the affected series of senior notes for any of the following purposes:
•
to evidence that another person is our successor and that that person has assumed our covenants in the indenture and in the senior notes of the applicable series as obligor;

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to add to our covenants for the benefit of the holders of the applicable series of senior notes;

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to surrender any right or power conferred upon us in the indenture;

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to add additional events of default;

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to add or change any provisions of the indenture to the extent necessary to permit or facilitate issuing senior notes of the applicable series in bearer form, whether registrable or not as to principal, and with or without interest coupons;

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to permit or facilitate the issuance of senior notes of the applicable series in uncertificated form;

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to add to, change or eliminate any of the provisions of the indenture affecting one or more series of debt securities, provided that the addition, change or elimination —

•
shall not (X) apply to debt securities of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision or (Y) modify the rights of any holder of those outstanding debt securities with respect to such provision or

•
shall become effective only when there are no such debt securities of that series outstanding;

•
to establish the form or terms of debt securities of any series as permitted by the indenture, including any provisions and procedures relating to debt securities convertible into our common stock or preferred stock;

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to evidence and provide for the acceptance of appointment of a successor trustee for the senior notes of the applicable series and to add to or change any of the provisions

•
of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

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to secure the senior notes of the applicable series;

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to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of the senior notes of the applicable series under the indenture if doing so does not adversely affect the interests of the holders of the applicable series of senior notes in any material respect;

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to cure any ambiguity, omission, error, defect or inconsistency;

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to provide for the issuance of additional senior notes of the applicable series in accordance with the indenture;

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to provide for a guarantee from a third party on outstanding senior notes of the applicable series;

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to conform the terms of the indenture, as amended and supplemented, that are applicable to the senior notes of the applicable series to the description of the terms of the senior notes of the applicable series in this prospectus supplement or the accompanying prospectus at the time of initial sale thereof;

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to enter into agreements with respect to debt obligations that are junior or subordinated to the senior notes of the applicable series; or

•
to make any other provisions regarding matters or questions arising under the indenture, if doing so does not adversely affect the interests of the holders of the applicable series of senior notes in any material respect.

The consent of the holders of the affected series of senior notes is not necessary under the indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent. A consent to any amendment or waiver under the indenture by any holder of senior notes given in connection with a tender of such holder’s senior notes will not be rendered invalid by such tender.
Judgment Currency
Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”) which is made to or for the account of any holder or the trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company, shall constitute a discharge of the Company’s obligations under the indenture and the applicable series of senior notes, only to the extent of the amount of the Required Currency which may be purchased in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first business day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the trustee, as the case may be, the Company shall indemnify and hold harmless the holder or the trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the indenture or the senior notes of the applicable series, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

EXCHANGE CONTROLS
There are currently no exchange control restrictions on remittances of dividends on our common stock, payment of principal or interest on any indebtedness by reason of our incorporation in Liberia.

INCOME TAX CONSIDERATIONS
This discussion does not constitute, and should not be considered as, legal or tax advice to prospective holders of the notes. This discussion is for general information purposes only and is based upon the Liberian Revenue Code of 2000 as amended and the United States federal income tax laws as in effect on the date of this prospectus supplement, which are subject to change, possibly with retroactive effect, and to differing interpretations.
The following summary contains a description of certain Liberian and U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or sell the notes. This description is not applicable to all categories of investors, some of which may be subject to special rules, and it does not specifically address all of the Liberian and U.S. federal income tax considerations applicable to any particular holder. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality or municipality of Liberia or the United States or any other jurisdiction. Holders of the notes should consult their own tax advisors as to the Liberian, U.S. or other tax consequences of the purchase, ownership and disposition of our notes to them.
Liberian Tax Considerations
Under current Liberian law, no Liberian taxes or withholding will be imposed on payments to holders of the notes other than to a holder that is a resident Liberian entity or a resident individual or an individual or entity subject to taxation in Liberia as a result of having a permanent establishment within the meaning of the Liberia Revenue Code of 2000 as amended in Liberia.
U.S. Federal Income Tax Considerations
The following is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the ownership and disposition of the notes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings, official pronouncements and administrative and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change and differing interpretations, possibly with retroactive effect. This discussion applies only to U.S. Holders (other than U.S. Holders who also own our senior notes maturing in 2026) that purchase the notes pursuant to this offering at their original issue price and that hold the notes as “capital assets” as defined in the Code (generally, property held for investment). Moreover, this summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to specific investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, dealers in securities, traders in securities that elect to use a mark to market method of accounting, brokers, expatriates, entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners or members therein, persons that hold their notes as part of a straddle, hedge, conversion transaction or other integrated transaction for U.S. federal income tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, or persons deemed to sell the notes under the constructive sale provisions of the Code), all of whom may be subject to tax rules that differ significantly from those discussed below. The discussion below does not address U.S. federal estate and gift tax considerations, the Medicare tax, or the effect of any state, local or non-U.S. tax law. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below.
ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, NON-U.S. TAX LAWS OR INCOME TAX TREATIES.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•
a citizen or individual resident of the United States;

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a corporation (or entity or arrangement treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partners in such a partnership should consult their tax advisors regarding the tax considerations applicable to them of the partnership’s investment in the notes.
Prospective investors considering the purchase of notes should consult their tax advisors concerning the U.S. federal, state, local and non-U.S. tax considerations applicable to owning and disposing of the notes.
Payment of Interest
Interest paid on the notes (including any Liberian tax withheld therefrom) and any Additional Amounts (as defined in the Description of Notes) paid in respect of the notes will generally be includible in a U.S. Holder’s gross income as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of tax accounting for U.S. federal income tax purposes. We expect, and the summary below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Interest on the notes will generally be treated as foreign source income for U.S. federal income tax purposes, and constitute passive income for foreign tax credit purposes. Subject to applicable limitations and conditions, a U.S. Holder may be entitled to a credit against such U.S. Holder’s U.S. federal income tax liability or a deduction in computing such U.S. Holder’s U.S. taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year), for any foreign income taxes withheld to the extent such taxes are not otherwise refundable.
The rules governing the foreign tax credit are complex. All prospective investors should consult their tax advisors regarding the availability of foreign tax credits in light of their particular circumstances.
Sale, Exchange, Redemption, Retirement or Other Disposition
A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note equal to the difference between the amount realized on the sale, exchange, redemption, repurchase, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. For this purpose, the amount realized will not include any amount attributable to accrued but unpaid interest on the notes (which will be subject to tax as interest as described above under “— Payment of Interest”). A U.S. Holder’s adjusted tax basis in the notes will generally equal the amount the U.S. Holder pays for the note. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the note exceeds one year at the time of disposition. Long-term capital gains recognized by individuals and other non-corporate U.S. Holders are generally subject to preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Any gain or loss recognized by a U.S. Holder on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note will generally be treated as from sources within the United States for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not

be able to claim a credit for any non-U.S. tax imposed upon a disposition of a note unless such credit can be applied (subject to applicable limitations and conditions) against tax due on other income treated as derived from foreign sources.
Specified Foreign Financial Assets
A U.S. Holder that holds certain foreign financial assets (which may include the notes) other than in an account at certain financial institutions may be required to report information relating to such assets to the IRS. Substantial penalties can apply if a U.S. Holder is required to submit such information to the IRS and fails to do so. All prospective investors should consult their tax advisors concerning the application of these reporting requirements and the penalties for non-compliance.

CERTAIN ERISA AND RELATED CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase, holding and distribution of the notes (including any interest in a note) by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” (ii) plans, individual retirement accounts or other arrangements subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code, which we collectively refer to herein as “Similar Laws,” and (iii) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements pursuant to ERISA or otherwise (each of the foregoing described in clause (i), (ii) and (iii) referred to as a “Plan” for the purposes of this “Certain ERISA and Related Considerations” section).
General Fiduciary Matters
ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (each, an “ERISA Plan”). Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes (including any interest in a note). Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence, delegation of control, diversification and conflicts of interest provisions of ERISA and would be consistent with the documents and instruments governing the Plan. Similar considerations may apply to Plans that are subject to Similar Law.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans and plans subject to Section 4975 of the Code (together “Covered Plans”) from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plans. A violation of these “prohibited transaction” rules may result in an excise tax and/or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Fiduciaries that cause a Covered Plan to engage in a non-exempt prohibited transaction may also incur certain liabilities and obligations, which may include rescission of the transaction. For example, prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if notes (including any interest in a note) were acquired by a Covered Plan with respect to which we, any underwriter or any of our or their respective affiliates, representatives or agents (“Transaction Parties”) are a party in interest or a disqualified person.
The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may potentially provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes, including any interest in a note by a Covered Plan. Those class exemptions include, without limitation: PTCE 96-23 — for certain transactions managed by in-house asset managers; PTCE 95-60 — for certain transactions involving insurance company general accounts; PTCE 91-38 — for certain transactions involving bank collective investment funds; PTCE 90-1 — for certain transactions involving insurance company pooled separate accounts; and PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers. In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) each provide an exemption for the purchase by, and sale of securities to, a service provider to the Covered Plan, provided that neither the service provider is nor any of its affiliates are a fiduciary to the Plan and provided further that the Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes, including any interest in a note, in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. No assurance can be made that any exemption will apply with respect to all prohibited transactions that may arise in connection with a Covered Plan’s investment in a note (including any interest in a note), or that all of the conditions of any applicable exemption will be satisfied with regard to any investment in a note (including any interest in a note).

Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.
Representations
Because of the possibility that direct or indirect prohibited transactions or violations of applicable Similar Laws could occur as a result of the purchase, holding or disposition of a note (including any interest in a note) by a Plan, a note (including any interest therein) may not be purchased by any Plan, or any person investing the assets of any Plan, unless (i) the purchase, holding and disposition of a note (including any interest in a note) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws and (ii) no Transaction Party has acted in a fiduciary capacity with respect to the Plan’s investment in the note unless an exemption applies permitting such status or such status is not otherwise prohibited.
Accordingly, each purchaser or holder of a note, including any interest in a note, will be deemed to have represented by its purchase and holding of the note that either (i) it is not a Plan, and is not purchasing or holding the note with the assets of a Plan; or (ii)(A) its purchase, holding and disposition of the note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws and (B) no Transaction Party has acted in a fiduciary capacity with respect to the Plan’s investment in the note unless an exemption applies permitting such status or such status is not otherwise prohibited.
The discussion set forth above is general in nature and is not intended to be all inclusive, nor should it be construed as legal or investment advice. Each Plan fiduciary who is responsible for making the investment decisions whether to invest in the notes (including any interest in the notes) must determine for itself whether under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in the notes (including any interest in the notes) is appropriate for the Plan and that the purchase, holding and disposition of the notes (including any interest in the notes) does not violate, as applicable, the fiduciary responsibility or prohibited transaction rules of ERISA, the Code or applicable Similar Laws. Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and disposition of the notes (including any interest in a note) complies with the applicable fiduciary responsibility rules of ERISA and the Code and will not result in a violation of the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.
Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase and/or holding of the notes (including any interest in a note) on behalf of, or with the assets of, any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws to such transactions and, to the extent necessary, whether an exemption would be applicable to the purchase and holding of the notes. The provision of this prospectus supplement and the sale of the notes or any interest in a note to any Plan is in no respect a representation or advice by any of the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by such Plan, or that such investment is prudent or appropriate for Plans generally or for any specific Plan.

UNDERWRITING
We have entered into an underwriting agreement, dated the date of this prospectus supplement, with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and PNC Capital Markets LLC, as representatives of the underwriters named below, pursuant to which, and subject to the terms and conditions therein, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes of each series set forth opposite its name below.
Underwriters	Principal Amount of the 20 notes	Principal Amount of the 20 notes
J.P. Morgan Securities LLC	$	$
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Total	$	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including certain liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other customary conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the applicable public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to       % of the principal amount, in the case of the 20   notes, and       % of the principal amount, in the case of the 20   notes. Any such securities dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to       % of the principal amount, in the case of the 20   notes, and       % of the principal amount, in the case of the 20   notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of this offering, not including the underwriting discount, are estimated to be $       million and are payable by us.
New Issue of Notes
Each series of notes will be a new issue of securities for which there is no established trading market. We intend to apply to list each series of notes on TISE. The listing application will be subject to approval by the TISE. If such a listing is obtained, we have no obligation to monitor such listing, and we may delist the notes at any time. Accordingly, there can be no assurance that a market for either series of notes will develop or as to the liquidity of any market that may develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their applicable initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement
The underwriters expect to deliver the notes to investors only in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about           , 2026, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery should consult their own advisors.
Stabilization and Short Positions
In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities and may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. In addition, affiliates of the underwriters, from time to time, have acted, or in the future may act, as agents and lenders to us and our affiliates and subsidiaries under our or our affiliates’ and subsidiaries’ respective credit facilities, including the Revolving Credit Facilities, and other financing arrangements for which services they have received, or in the future will receive, customary compensation. Such underwriters or their respective affiliates may also receive a portion of the net proceeds of this offering in connection with the refinancing of our 2026 senior notes or the repayment of our existing indebtedness, which may include our term loans.
In addition, in the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, certain of the underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us, consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Restrictions
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation, from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available and should not be offered, sold or otherwise made available to any retail investor in the U.K. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is neither:

i.
a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor

ii.
a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.
Each underwriter has:
(a)
only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Cencora; and

(b)
complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the U.K.

This prospectus supplement is only for distribution to and directed at: (i) in the U.K., persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the U.K. and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.
Malta
In Malta, no offer of notes has been, or will be made to the public, other than pursuant to applicable exemptions under the Companies Act (Chapter 386 of the Laws of Malta, as may be amended from time to time, the “Companies Act”) and/or the Prospectus Regulation. No such offer of notes shall result in a requirement for the Issuer to publish a prospectus and/or a supplement pursuant to the Companies Act and/or Prospectus Regulation. In Malta, no offer of securities shall be made other than to persons who are “qualified investors” as defined in the Companies Act and/or the Prospectus Regulation and each such person shall have been deemed to have represented, warranted, acknowledged and agreed to and with the Issuer that (1) it is a “qualified investor” within the meaning of the Companies Act and the Prospectus Regulation, and (2) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in Malta other than qualified investors.
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that ordinance.
Singapore
This prospectus supplement has not been registered as a prospectus as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no is or will be consideration is given for the transfer; (iii) by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Dubai International Financial Centre
This prospectus supplement relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has or will be been lodged with the Australian Securities and Investments Commission or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.
The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.
Further, any shares issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Bahamas
The notes have not been, and will not be, offered, sold or distributed in the Bahamas except in compliance with applicable Bahamian laws. This prospectus supplement is not, and shall not be construed as, an offer to sell, or a solicitation of an offer to buy, or a distribution of the notes in, or to the public, in the Bahamas. The notes shall not be offered, issued, transferred to, registered in favor of or beneficially owned by or otherwise disposed of in any way to any person (legal or natural) deemed “resident” in the Bahamas pursuant to the Exchange Control Regulations Act 1956 of the Bahamas and the regulations promulgated thereunder except with the prior approval of the Central Bank of the Bahamas.

BOOK-ENTRY SYSTEM; DELIVERY AND FORM
Global Notes
We will issue notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking S.A., which we refer to as Clearstream, or Euroclear Bank SA/NV, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems (“Direct Participants”) or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
We understand that:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•
DTC holds securities that the Direct Participants, its participants, deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•
Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•
DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries;

•
access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•
the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of the notes under the indenture or a global note.
Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Direct Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a Direct Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a Direct Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes
Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:
•
DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•
an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•
we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

ENFORCEABILITY OF CIVIL LIABILITIES
The Issuer is a Liberian corporation. Certain of our directors and controlling persons are residents of jurisdictions other than the United States, and all or a substantial portion of their assets and a significant portion of our assets are located outside the United States. As a result, it may be difficult for investors to serve process within the United States upon us or those persons or to enforce against us or them judgments obtained in United States courts based upon civil liability provisions of the federal securities laws of the United States. We have been advised by the law firm of Watson Farley & Williams LLP (as to Liberian law), that, both in original actions and in actions for the enforcement of judgments of United States courts, there is doubt as to whether civil liabilities based solely upon the United States federal securities laws are enforceable in Liberia. In addition, a judgment obtained in the courts outside of Liberia in respect of the notes would (when duly authenticated) be admissible only as evidence in proceedings brought to enforce the notes in the courts of Liberia, provided that each defendant in any such proceeding shall have appeared in person or by an authorized representative before the foreign court rendering such judgment.

LEGAL MATTERS
Certain legal matters with respect to the issuance of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. Watson Farley & Williams LLP, New York, New York will pass upon certain matters of Liberian law.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and special reports and other information with the SEC. In this prospectus supplement or the accompanying prospectus, we “incorporate by reference” certain information filed by us with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed after the date of this prospectus supplement and prior to the sale of the notes to you pursuant to this prospectus supplement will be considered a part of this prospectus supplement or the accompanying prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus supplement or the accompanying prospectus, shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before completion of this offering will be incorporated by reference in this prospectus supplement. The documents we incorporate by reference are:
•
our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 11, 2026; and

•
the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2025 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
Those filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.royalcaribbeangroup.com. The information filed with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.
We will provide to each person, including any beneficial owner to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of the abovementioned filings, other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:
Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132
Attn: Investor Relations
Telephone: (305) 539-6000

PROSPECTUS
Royal Caribbean Cruises Ltd.

Common Stock
Preferred Stock
Debt Securities

From time to time with this prospectus, we may offer, issue and sell, together or separately, common stock, preferred stock and debt securities, and certain shareholders named in this prospectus or to be identified in the future may offer common stock. We provide more information about how we or the selling shareholders may elect to sell our securities in the section titled “Plan of Distribution” on page 19 of this prospectus. Specific prices and terms of these securities and offerings will be provided in one or more supplements to this prospectus to the extent required by law. Before you invest, you should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.
Our common stock is listed on the New York Stock Exchange under the symbol “RCL.” On February 26, 2024, the last reported sale price of our common stock was $119.57 per share.

Investing in these securities involves risks. See “Risk Factors” on page 6 of this prospectus, in any prospectus supplement accompanying this prospectus and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission after our most recent Annual Report and, if applicable, any other documents incorporated herein or in the relevant prospectus supplement by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 29, 2024

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, we and the selling shareholders may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we and/or the selling shareholders may offer. If required by applicable law, each time we or one or more selling shareholders sell securities under this prospectus, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of the offering, including the specific amounts, prices and terms of the securities offered. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent any statement made in a prospectus supplement or a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or the incorporated document. You should carefully read both this prospectus and any prospectus supplement together with the additional information incorporated herein and therein described under the heading “Where You Can Find More Information” before you make any investment decision.
You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor the selling shareholders have authorized anyone to provide you with any different information. We are not making offers to sell these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in or incorporated by reference in this prospectus or any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus or of any prospectus supplement, free writing prospectus or document incorporated by reference.
When used in this prospectus, the terms the “Company,” “we,” “our”, and “us” refer to Royal Caribbean Cruises Ltd. only, and not to its subsidiaries, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us.
We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:
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our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024; and

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The description of the Company’s Capital Stock filed as Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 21, 2024; and

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Current Reports on Form 8-K, filed with the SEC on February 22, 2024 and February 22, 2024.

Unless we specifically state otherwise, none of the information furnished under Items 2.02 or 7.01 in our Current Reports on Form 8-K is, or will be, incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request copies of any documents that we have incorporated by reference into this prospectus. You can obtain copies through our Investor Relations website at www.rclinvestor.com or by contacting our Investor Relations department at 1050 Caribbean Way, Miami, Florida 33132; telephone (305) 539-6000. The information on our website is not incorporated into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and any documents incorporated by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance contained in our periodic reports, business and industry prospects or future results of operations or financial position, made in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference are forward-looking. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “look into,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to further identify any of these forward-looking statements. Forward-looking statements reflect management’s current expectations, but they are based on judgments and are inherently uncertain. Furthermore, they are subject to risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.
The forward-looking statements included in this prospectus speak only as of the date of this document. Readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Liberian corporation. Certain of our directors and controlling persons are residents of jurisdictions other than the United States, and all or a substantial portion of their assets and a significant portion of our assets are located outside the United States. As a result, it may be difficult for investors to serve process within the United States upon us or those persons or to enforce against us or them judgments obtained in United States courts based upon civil liability provisions of the federal securities laws of the United States. We have been advised by the law firm of Watson Farley & Williams LLP (as to Liberian law), that, both in original actions and in actions for the enforcement of judgments of United States courts, there is doubt as to whether civil liabilities based solely upon the United States federal securities laws are enforceable in Liberia.

THE COMPANY
We are one of the leading cruise companies in the world. We own and operate three global cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises (collectively, our “Global Brands”). We also own a 50% joint venture interest in TUI Cruises GmbH, which operates the German brands TUI Cruises and Hapag-Lloyd Cruises (collectively our “Partner Brands”). Together, our Global Brands and our Partner Brands have a combined fleet of 65 ships in the cruise vacation industry with an aggregate capacity of approximately 157,575 berths as of December 31, 2023.
Our ships operate on a selection of worldwide itineraries that call on more than 1,000 destinations on all seven continents. In addition to our headquarters in Miami, Florida, we have offices and a network of international representatives around the world, which primarily focus on sales and market development.
We compete principally by operating valued brands that offer exceptional service provided by our crew and on the basis of innovation and quality of ships, variety of itineraries, choice of destinations and price. We believe that our commitment to build state-of-the-art ships and to invest in the maintenance and upgrade of our fleet to, among other things, incorporate many of our latest signature innovations, allows us to continue to attract new and loyal repeat guests.
We believe cruising continues to be a popular vacation choice due to its inherent value, extensive itineraries and variety of shipboard and shoreside activities. In addition, we believe our brands are well-positioned globally and possess the ability to attract a wide range of guests by appealing to multiple customer bases allowing our global sourcing to be well diversified.
Royal Caribbean International was founded in 1968. The current parent corporation, Royal Caribbean Cruises Ltd., was incorporated on July 23, 1985 in the Republic of Liberia under the Business Corporation Act of Liberia. Our headquarters are located at 1050 Caribbean Way, Miami, Florida 33132. Our telephone number at that address is (305) 539-6000. We maintain internet websites at www.royalcaribbeangroup.com, www.royalcaribbean.com, www.celebritycruises.com, www.silversea.com, www.tuicruises.com and www.hl-cruises.com. Information for our investors is available at www.rclcorporate.com. The information on our websites is not incorporated into this prospectus.

RISK FACTORS
Investing in our securities involves risk. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before you decide whether to purchase any of our securities. These risks could materially affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see the section of this prospectus titled “Where You Can Find More Information.”

USE OF PROCEEDS
Unless we specify otherwise in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for capital expenditures, the repayment of indebtedness, working capital and other general corporate purposes.
Unless set forth in any accompanying prospectus supplement, we will not receive any of the proceeds of any sales of common stock by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the capital stock of Royal Caribbean Cruises Ltd. (“us,” “our,” “we” or the “Company”). Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol “RCL.”
The following summary description of the terms of our capital stock is not complete and is qualified by reference to our Articles of Incorporation, as amended (“Articles of Incorporation”), and our Amended and Restated By-Laws, as amended (“By-Laws”), both of which are exhibits to our Annual Report on Form 10-K.
Common Stock
General
Our directors generally have the power to cause shares of our common stock to be issued for any corporate purpose.
All of the rights of our common stock are subject to any rights of preferred stock.
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters submitted to our shareholders, and unless the Business Corporation Act of Liberia (the “BCA”) otherwise provides, and subject to any rights of holders of preferred stock, the presence in person or by proxy of shareholders holding between them shares having a majority of the votes entitled to be cast at any meeting of shareholders will generally constitute a quorum for the transaction of business at that meeting, but if a meeting is reconvened twice for lack of a quorum then the quorum for the transaction of business at the second reconvened meeting is one third of the votes entitled to be cast at such meeting. We cannot subject the holders of our common stock to further calls or assessments. Under our Articles of Incorporation, holders of our common stock have no preemptive rights. Holders of our common stock are not entitled to cumulative voting for directors, subscription or conversion rights.
Neither Liberian law nor our Articles of Incorporation nor any of our other organizational documents limit the right of persons who are not citizens or residents of Liberia to hold or vote our common stock. However, in June 2000, our Articles of Incorporation were amended to prohibit any person, other than A. Wilhelmsen AS and Cruise Associates or their permitted transferees, from beneficially owning, as determined for purposes of Section 883(c)(3) of the United States Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder, shares that give such person in the aggregate more than 4.9% of the relevant class or classes of our stock that trade on an established securities market, unless such person is given an exemption by us.
Dividends
Holders of our common stock have a right, pro rata based on number of shares held, to receive dividends when declared by our board of directors out of funds legally available for the distribution of dividends, subject to any rights of holders of preferred stock.
Sales of Assets, Liquidation and Mergers
Under the BCA, the sale of all or substantially all of our assets and any decisions by us to liquidate or dissolve must be approved by the holders of two-thirds of the outstanding shares entitled to vote thereon. Holders of only one-half of the outstanding shares of our common stock may elect to institute judicial dissolution proceedings on our behalf under the BCA on certain grounds. In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share pro rata, based on the number of shares held, in the net assets available for distribution to them, after we have paid amounts owed to all creditors and we have paid holders of our outstanding preferred stock the liquidation preferences to which they are entitled.

Under the BCA, the holders of a majority of the outstanding shares entitled to vote thereon generally need to approve a merger or consolidation involving us (other than a merger or consolidation with certain of our subsidiaries of which we own at least 90%, and other than certain mergers following tender offers). If more than one class of stock is outstanding at the time of a merger, a separate class vote may also be required.
Call of Meetings
Our By-Laws provide that special meetings of our shareholders can be called at any time by either our board of directors or the Chief Executive Officer, and shall be called at any time by our Secretary at the request of our shareholders holding at least 50% of the votes entitled to be cast at the meeting. In addition, under the BCA, our shareholders holding 10% of the shares entitled to vote in an election of directors or more may call for a meeting of shareholders if there has been a failure to hold an annual meeting.
Election of Directors
Our directors are elected, at either any annual meeting or any special meeting, by a majority of the votes cast by shareholders entitled to vote, and cumulative voting is not permitted. Vacancies on our board of directors are filled by the vote of a majority of the remaining board members for the unexpired term. Directors are elected for one-year terms.
Amendments to Our Articles of Incorporation and By-Laws
Any amendment to our Articles of Incorporation or any amendment to our By-Laws by our shareholders generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to: (1) an amendment to change the authorized number of shares of stock; (2) an amendment to change our registered agent or registered address; or (3) an amendment for establishing and designating the shares of any class or of any series of any class of preferred stock. In the first case, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote and, if there are multiple classes of stock outstanding, a majority of the shares of the class being increased or decreased. In the second case, our board of directors may amend our Articles of Incorporation without shareholder consent to change our registered agent or registered address. In the third case, our board of directors has the power to establish and designate new classes or series of preferred stock without shareholder consent. In addition, our board of directors has the power to adopt, amend or repeal our By-Laws.
Dissenters’ Rights of Appraisal and Payment
Under Liberian law, our shareholders have the right to dissent from various corporate actions, including any merger or certain sales, leases, exchanges or other dispositions of all or substantially all of our assets not made in the usual and regular course of our business, and have the right to receive payment of the fair value of their shares. If we amend our Articles of Incorporation in a way that alters certain rights of any of our shareholders, those shareholders have the right to dissent and receive payment for their shares. The dissenting shareholders may not receive that payment unless they follow the procedures set forth in the BCA. Those procedures require that if we cannot agree with our dissenting shareholders on a price for the shares, we shall institute a special proceeding in a Liberian court of competent jurisdiction or any other court of competent jurisdiction in which the corporation or other entity maintains offices; but in the case of a merger, consolidation, re-domiciliation or reregistration where the offering entity is a foreign entity without an office in Liberia, proceedings shall be brought in the country where the office of the Liberian corporation, whose shares are to be valued, was located or any other court of competent jurisdiction. The value of the shares of any dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders’ Actions
Under Liberian law, any of our shareholders or the holder of a beneficial interest in our shares may bring an action in our name to procure a judgment in our favor, provided that shareholder is a holder of our shares or of a beneficial interest in such shares at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law, among other requirements.
Advance Notice Provisions
Our By-Laws contain advance notice provisions with respect to shareholder nominations of candidates for election as directors and of any other business that the shareholder intends to bring at a meeting of shareholders other than procedural matters relating to the conduct of the meeting.
Limitations Under Indebtedness
Agreements governing certain of our indebtedness contain covenants that impose restrictions (subject to some exceptions) on us and our subsidiaries’ ability to take certain corporate actions.
Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred stock. At the time that any series of our preferred stock is authorized, our board of directors will fix any dividend rights, any conversion rights, any voting rights, any redemption provisions, any liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to effect a change in control. Our preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common stock.
Liability of Directors and Officers
Our Articles of Incorporation contain provisions which provide that our directors are not liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. In practice, we expect this eliminates the potential for monetary damages resulting from breach of fiduciary duties other than liability for:
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breaches of the duty of loyalty;

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acts or omissions not in good faith;

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acts or omissions which involve intentional misconduct or a knowing violation of law; or

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any transactions in which the director derived an improper personal benefit.

In addition, our Articles of Incorporation provide that directors and officers shall be indemnified and held harmless by us to the fullest extent permitted by Liberian law, if a director or officer is a party to or is threatened to be made a party to an action, suit or proceeding by reason of the fact that such person is or was our director or officer or serving at our request as a director or officer of another entity. Our By-Laws also contain provisions regarding the indemnification of directors and officers.
We believe that these provisions are necessary to attract and retain qualified persons as our directors and officers.

DESCRIPTION OF DEBT SECURITIES
The following summarizes some of the general terms and conditions of the debt securities that we may issue under this prospectus. Each time we issue debt securities under this prospectus, we will file a prospectus supplement with the SEC. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.
We will issue the debt securities under an indenture dated as of July 31, 2006 between us and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee. We will issue each series of debt securities under the terms of a supplemental indenture or an officers’ certificate delivered under the authority of resolutions adopted by our board of directors and the indenture. The terms of any debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The debt securities will be subject to all those terms, and we refer the holders of debt securities to the indenture, which was filed as an exhibit to our Registration Statement on Form S-3, file no. 333-158161, and is incorporated by reference into the registration statement of which this prospectus is a part, and the Trust Indenture Act for a statement of those terms.
The following summaries of various provisions of the indenture and the debt securities are not complete. Unless we indicate otherwise, capitalized terms have the meanings given to them in the indenture. All section references below are to sections of the indenture.
General
The debt securities will be unsecured unsubordinated obligations and will rank equally with all of our other unsubordinated debt and will be effectively junior to our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The indenture does not limit the aggregate principal amount of debt securities that we may issue, and we may issue debt securities periodically in series. In addition, the indenture does not limit the ability of our subsidiaries to incur debt other than secured debt. Any debt incurred by our subsidiaries ranks structurally senior to any debt incurred by us with respect to the assets of the subsidiary borrower (unless that subsidiary issues a subsidiary guarantee). We do not have to issue all the debt securities of one series at the same time and, unless we otherwise specify in a prospectus supplement, we may reopen a series to issue more debt securities of that series without the consent of any holder of debt securities, including the holder of such series. (Sections 301 and 303) The indenture provides that more than one trustee may be appointed under the indenture to act on behalf of the holders of the different series of debt securities.
We refer you to the prospectus supplement relating to the debt securities of any particular series for a description of the terms of those debt securities, including, where applicable:
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the title of those debt securities;

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the aggregate principal amount of those debt securities and any limit on the aggregate principal amount of those debt securities and whether the debt securities are part of a series of securities previously issued or represent a new series;

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the person to whom any interest (which includes any additional amounts, see “— Tax Related Considerations — Payment of Additional Amounts”) on those debt securities will be payable,

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if not the person in whose name a debt security is registered at the close of business on the regular record date for that interest;

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the date or dates on which the principal of those debt securities is payable, or the method by which that date or those dates will be determined;

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the interest rate or rates, which may be fixed or variable, of those debt securities, if there is any interest, or the method by which that rate or those rates will be determined;

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the date or dates from which interest will accrue and the dates on which interest will be payable;

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the regular record date for any interest payable on any interest payment date or the method by which that date will be determined;

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the basis upon which interest will be calculated if not based on a 360-day year of twelve 30-day months;

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the place or places where the principal of and any premium and interest on those debt securities will be payable;

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the times at which, prices at which, currency in which and the other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option;

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any obligation we have to redeem, repay, purchase, or offer to purchase those debt securities according to any sinking fund or similar provisions or at a holder’s option and the times at which, prices at which, currency in which and the other terms and conditions upon which those debt securities will be redeemed, repaid or purchased;

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our right to defease those debt securities or various restrictive covenants and events of default applicable to those debt securities under limited circumstances (see “— Defeasance — Defeasance and Discharge” and “— Defeasance — Defeasance of Certain Covenants”);

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if not in United States dollars, the currency in which we are to pay principal of and any premium and interest on those debt securities and the equivalent of those amounts in United States dollars;

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any index, formula or other method used to determine the amount of the payments of principal of or any premium and interest on those debt securities;

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if those debt securities are to be issued only in the form of a global security as described under “—  Book-Entry Debt Securities,” the depositary for those debt securities or its nominee and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depositary or its nominee;

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if any payment, other than the principal of or any premium or interest on those debt securities, may be payable, at our or a holder’s election, in a currency that is not the currency in which those debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made;

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if not the entire principal amount of those debt securities, the portion of the principal amount of those debt securities which will be payable upon declaration of acceleration or, if the debt

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securities are convertible, the portion of the principal amount of those debt securities that is convertible under the provisions of the indenture;

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any provisions granting special rights to the holders of those debt securities if specified events occur;

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any deletions from, modifications of or additions to, the events of default or our covenants applicable to those debt securities, whether or not those events of default or covenants are consistent with the events of default or covenants described in this prospectus;

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whether and under what circumstances we will not pay additional amounts on those debt securities to a holder and whether or not we may redeem those debt securities rather than pay those additional amounts and the terms of that option to redeem;

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any obligation we have to convert those debt securities into shares of our common stock or preferred stock and the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price, any requirements regarding the reservation of shares of our capital stock for the conversion and other terms and conditions of the conversion; and

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any other terms of those debt securities. (Section 301).

The debt securities may provide that less than their entire principal amount will be payable upon acceleration of their maturity (“original issue discount securities”). We will describe any special United States federal income tax, accounting and other considerations that apply to original issue discount securities in the applicable prospectus supplement.

Denominations, Interest, Registration and Transfer
Unless we indicate otherwise in the applicable prospectus supplement, we will issue the debt securities of any series in denominations of $1,000 and integral multiples of $1,000. (Section 302)
Unless we otherwise specify in the applicable prospectus supplement, we will pay the principal of and any premium and interest on any series of debt securities at the corporate trust office of the trustee, currently located at 10161 Centurion Parkway, Jacksonville, FL 32256. However, we may pay interest by check mailed to the address in the security register of the person entitled to that interest or by wire transfer of funds to that person’s United States bank account. (Sections 307 and 1002)
Any interest on a debt security that we do not punctually pay or provide for on an interest payment date will after that date not be payable to the holder on the related regular record date. Instead, that interest may either be paid to the person in whose name that debt security is registered at the close of business on a special record date designated by the trustee or be paid at any time in any other lawful manner as described in the indenture. If the trustee establishes a special record date, it will notify the holder of that date not less than 10 days prior to that date. (Section 307)
Subject to some limitations imposed on debt securities issued in book-entry form, a holder may exchange debt securities of any series for other debt securities of that series as long as the newly issued debt securities are issued in the same aggregate principal amount as the debt securities being exchanged and in an authorized denomination. The holder must surrender the debt securities to be exchanged at the corporate trust office of the trustee. In addition, subject to some limitations imposed on debt securities issued in book-entry form, a holder may surrender for conversion, if convertible, or register for transfer the debt securities of any series at the corporate trust office of the trustee. Every debt security surrendered for conversion or registration of transfer or exchange must be endorsed or accompanied by a written instrument of transfer. We will not impose a service charge for any registration of transfer or exchange of any debt securities, but we may require payment of an amount that will cover any tax or other governmental charge payable as a result of the transfer or exchange. (Section 305) If we designate a transfer agent for any series of debt securities, we may rescind that designation at any time. We may also approve a new location for that transfer agent to act, provided that we maintain a transfer agent in each place of payment for that series of debt securities. We may at any time designate additional transfer agents for any series of debt securities. (Section 1002)
In the event of any redemption of any series of debt securities in part, neither we nor the trustee will be required to:
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issue, register the transfer of or exchange debt securities of that series during the period beginning at the opening of business 15 days before the mailing of the redemption notice for those debt securities and ending at the close of business on the mailing date of the redemption notice; or

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register the transfer of or exchange any debt security or any portion of a debt security called for redemption, except the unredeemed portion of any debt security being redeemed in part. (Section 305).

Covenants
We will describe any particular covenants relating to a series of debt securities in the prospectus supplement relating to that series. The “covenant defeasance” provisions described below will apply to those covenants unless we provide otherwise in a prospectus supplement related to a particular series of debt securities.
Restrictions on Consolidation, Merger and Certain Sales of Assets
Without the consent of the holders, we may consolidate with or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person and may permit any person to merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to us if:
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immediately after giving effect to that transaction, and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default and no event which after notice or lapse of time or both would become an event of default shall have occurred and be continuing; and
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the successor person assumes all our obligations under the indenture; provided that the successor person is a corporation, trust or partnership organized under the laws of the United States, any state of the United States, the District of Columbia, the Republic of Liberia or any country recognized by the United States. (Section 801).

Events of Default
Except as we may otherwise provide in a prospectus supplement for any particular series of debt securities, the following events are “events of default” for any series of debt securities:
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our failure to pay interest or any additional amounts on those debt securities for 30 days after that interest or those additional amounts become due;

•
our failure to pay the principal or any premium on those debt securities when due at maturity;

•
our failure to deposit any sinking fund payment for those debt securities when due;

•
our failure to perform any other covenants in the indenture for 60 days after written notice has been given as provided in the indenture;

•
our failure to pay when due any payment on, or the acceleration of, any of our indebtedness for money borrowed that exceeds $50 million in the aggregate under any mortgages, indentures (including the indenture for the debt securities) or instruments under which we may have issued, or which there may have been secured or evidenced, any of our indebtedness for money borrowed, if that indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice has been given as provided in the indenture;

•
the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•
the occurrence of any other event of default that we provide for debt securities of that series. (Section 501).

If an event of default affecting any series of debt securities occurs and continues, either the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series then outstanding may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount specified in the terms of that series) of all of the debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration affecting debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the debt securities outstanding of that series may, under limited circumstances, rescind and annul that acceleration. (Section 502)
The indenture requires that we file annually with the trustee a certificate of our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants of the indenture. (Section 1005)
We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.
Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default occurs and continues, the indenture provides that the trustee is not required to exercise any of its rights or powers under the indenture at the request, order or direction of holders unless those holders have offered to the trustee reasonable indemnity. (Section 603) Subject to those provisions regarding indemnification and rights of the trustee, the indenture provides that the holders of a majority in principal amount of the debt securities then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 512)

Defeasance and Satisfaction and Discharge
The obligations that we have under the indenture will not apply to the debt securities of a series (except for our obligations to register any transfer or exchange of those debt securities and provide for additional amounts) when all those debt securities:
•
have been delivered to the trustee for cancellation;

•
have become due and payable; or

•
will upon their stated maturity or redemption within one year become due and payable,

•
and we have irrevocably deposited with the trustee as trust funds for that purpose an amount sufficient to pay and discharge the entire indebtedness on those debt securities. (Section 401)

The prospectus supplement relating to the debt securities of any series will state if any additional defeasance provisions will apply to those debt securities.
Defeasance and Discharge
The indenture allows us to elect to defease and be discharged from all of our obligations with respect to any series of debt securities then outstanding (except for those obligations to pay additional amounts, register the transfer or exchange of the debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) provided the following conditions have been satisfied:
•
We have deposited in trust with the trustee (a) funds in the currency in which the debt securities are payable, or (b) if the debt securities are denominated in United States dollars, (A) United States Government Obligations or (B) a combination of United States dollars and United States Government Obligations in each case, in an amount sufficient to pay and discharge the principal, interest, premium and any mandatory sinking fund payments on the outstanding debt securities of the series; and

•
We have delivered to the trustee an opinion of counsel that states that the discharge will not be considered, or result in, a taxable event to the holders of the debt securities of the series. (Section 403).

Defeasance of Certain Covenants
The indenture states that if the debt securities of a series so provide, we need not comply with some restrictive covenants applicable to those debt securities (except for our obligation to pay additional amounts) and that our failure to comply with those covenants will not be considered events of default under the indenture and those debt securities if the following conditions have been satisfied:
•
We have deposited in trust with the trustee (a) funds in the currency in which the debt securities are payable, or (b) if those debt securities are denominated in United States dollars, (A) United States Government Obligations or (B) a combination of United States dollars and United States Government Obligations in each case, in an amount sufficient to pay and discharge the principal, interest, premium and any mandatory sinking fund payments on the outstanding debt securities of the series; and

•
We have delivered to the trustee an opinion of counsel that states that the discharge will not be considered, or result in, a taxable event to the holders of the debt securities of the series. (Section 1004).

Modification of the Indenture
We and the trustee may modify or amend the indenture if we obtain the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, the indenture may not be modified or amended to:
•
change the stated maturity of the principal of, or any installment of principal of or any interest on, any debt security;

•
reduce the principal amount of any debt security;

•
reduce the rate of interest on any debt security;

•
reduce any additional amounts payable on any debt security;

•
reduce any premium payable upon the redemption of any debt security;

•
reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of its maturity under the terms of the indenture;

•
change any place of payment where, or the currency in which any debt security or any premium or interest on that debt security is payable;

•
impair the right to institute suit for the enforcement of any payment of principal of or premium or any interest on any debt security on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

•
reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for the supplemental indenture;

•
reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences; or

•
modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding debt securities of a series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the indenture cannot be modified or waived, without the consent of the holders of each of the debt securities affected by that modification or amendment. (Section 902)
We and the trustee may amend the indenture without notice to or the consent of any holder of debt securities for any of the following purposes:
•
to evidence that another person is our successor and that that person has assumed our covenants in the indenture and in the debt securities as obligor;

•
to add to our covenants for the benefit of the holders of all or any series of debt securities;

•
to surrender any right or power conferred upon us in the indenture;

•
to add additional events of default;

•
to add or change any provisions of the indenture to the extent necessary to permit or facilitate issuing debt securities in bearer form, whether registrable or not as to principal, and with or without interest coupons;

•
to permit or facilitate the issuance of debt securities in uncertificated form;

•
to add to, change or eliminate any of the provisions of the indenture affecting one or more series of debt securities, provided that the addition, change or elimination:

•
shall not (X) apply to debt securities of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision or (Y) modify the rights of any holder of those outstanding debt securities with respect to such provision, or

•
shall become effective only when there are no such debt securities of that series outstanding;

•
to establish the form or terms of debt securities of any series as permitted by the indenture, including any provisions and procedures relating to debt securities convertible into our common stock or preferred stock;

•
to evidence and provide for the acceptance of appointment of a successor trustee for the debt securities of one or more series and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•
to secure the debt securities;

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities under the indenture if doing so does not adversely affect the interests of the holders of debt securities of that series or any other series in any material respect;

•
to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture if doing so does not adversely affect the interests of the holders of debt securities of that series or any other series in any material respect; or

•
to make any other provisions regarding matters or questions arising under the indenture if doing so does not adversely affect the interests of the holders of debt securities of that series or any other series in any material respect. (Section 901).

Conversion Rights
We will describe any terms and conditions upon which the debt securities are convertible into our common stock or preferred stock in the applicable prospectus supplement. Those terms will include:
•
whether those debt securities are convertible into our common stock or preferred stock;

•
the conversion price or manner of calculating the conversion price;

•
the conversion period;

•
provisions as to whether conversion will be at our option or the option of the holders;

•
the events requiring an adjustment of the conversion price; and

•
provisions affecting conversion in the event of the redemption of those debt securities. (Section 301).

Book-Entry Debt Securities
We may issue the debt securities of a series, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. We will identify the depositary in the applicable prospectus supplement relating to that series. If we issue one or more global securities, we will issue them in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of the outstanding debt securities of the series to be represented by that global security or those global securities. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement for a series of debt securities in the applicable prospectus supplement relating to that series. (Sections 301, 304 and 305)
Tax Related Considerations
Payment of Additional Amounts
Any amounts that we pay with respect to any series of debt securities will be paid without deduction or withholding for any and all present or future tax, duty, levy, impost, assessment or other governmental charges imposed or levied by or on behalf of the Liberian government or the government of the jurisdiction of our successor or any authority or agency in that government having power to tax (“Taxes”), unless we are required to withhold or deduct Taxes by law or by the interpretation or administration of that law. If we are so required to deduct or withhold any amount for Taxes from any payment made with respect to any series of debt securities, we will pay any “additional amounts” necessary so that the net payment received by each holder, including additional amounts, after the withholding or deduction, will not be less than the amount the holder would have received if those Taxes had not been withheld or deducted. However, we will pay no additional amounts with respect to a payment made to a holder which is subject to those Taxes because that holder is subject to the jurisdiction of the government of our jurisdiction of organization or any territory of that jurisdiction other than by merely holding the debt securities or receiving payments under the debt securities (an “excluded holder”). We will also pay no additional amounts with respect to a payment made to a holder, if we would not be required to withhold or deduct any amount for Taxes from any payment made to that holder, if that holder filed a form with the relevant government with no other consequence to that holder. We will also deduct or withhold and remit the full amount deducted or withheld to the relevant authority according to applicable law. We will furnish the holders, within 30 days after the date the payment of any Taxes is due under applicable law, certified copies of tax receipts evidencing our payment. We will indemnify and hold harmless each holder and upon written request reimburse each holder for the amount of any:
•
Taxes levied or imposed on and paid by that holder as a result of payments with respect to the debt securities (other than for an excluded holder);

•
liability, including penalties, interest and expense, arising from those Taxes; and

•
Taxes imposed as a result of any reimbursement we make under this covenant. (Section 1007).

Redemption or Assumption of Debt Securities under Certain Circumstances
If we determine, based upon an opinion of counsel, that we would be required to pay an additional amount, because of any change in or amendment to:
•
the laws and related regulations of Liberia or any political subdivision or taxing authority of Liberia; or

•
the laws and related regulations of any jurisdiction in which we are organized or any political subdivision or taxing authority of that jurisdiction; or

•
any official position regarding the application or interpretation of the above laws or regulations,

which is announced or becomes effective after the date of the indenture, then we may, at our option, on giving not less than 30 days’ nor more than 60 days’ notice, redeem the debt securities in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount of the debt securities plus accrued interest to the redemption date or, in the case of securities issued at a discount, at a redemption price equal to the offering price plus accrued original issue discount to the redemption date. Any notice of redemption we give will be irrevocable, and we may not give any notice of redemption more than 90 days before the earliest date on which we would be obligated to pay additional amounts. At the time we give notice of redemption, the obligation to pay additional amounts remains in effect. (Section 1108).

SELLING SHAREHOLDERS
The following table provides the name of each selling shareholder and the number of shares of our common stock offered by each selling shareholder under this prospectus. Each selling shareholder listed below has previously been granted registration rights with respect to the shares offered pursuant to that Amended and Restated Registration Rights Agreement, dated as of July 30, 1997 among the Company, A. Wilhelmsen AS, Cruise Associates, Monument Capital Corporation, Archinav Holdings, Ltd. and Overseas Cruiseship, Inc. (the “Initial Shareholders”), as joined from time to time by assignees of the Initial Shareholders. The shares offered by this prospectus may be offered from time to time by the selling shareholders listed below. The selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling shareholders may also offer and sell less than the number of shares indicated. The selling shareholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.
Information with respect to beneficial ownership is based on our records, information filed with the SEC or the most recent information furnished to us by each selling shareholder. Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities. Unless otherwise indicated by footnote, and subject to applicable community property laws, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
Name	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Offered	Shares Beneficially Owned After the Offering Assuming All Shares Registered Are Sold(1)
	Number(#)	Percent(2)		Number(#)	Percent(2)
A WILHELMSEN AS(3)	19,167,507	7.47%	19,167,507	—	*
Osiris Holdings Inc.(4)	11,496,865	4.48%	10,156,380	1,340,485	*

*
Denotes ownership of less than 1% of the outstanding shares of common stock

(1)
Assumes that all of the shares of common stock registered by the selling shareholders have been sold.

(2)
Based on 256,678,809 shares of our common stock issued and outstanding as of February 26, 2024.

(3)
A WILHELMSEN AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 5,035,259 shares owned by AWECO INVEST AS, an affiliate of A WILHELMSEN AS. A WILHELMSEN AS has the power to vote and dispose of the shares owned by AWECO INVEST AS pursuant to an agreement between A. Wilhelmsen AS and AWECO INVEST AS. The address of A WILHELMSEN AS is Beddingen 8, 1250 Oslo, Norway.

(4)
Represents (i) 9,656,380 shares held by Osiris Holdings Inc., a Liberian corporation indirectly beneficially owned by a trust primarily for the benefit of certain members of the Ofer family, and (ii) 1,840,485 shares held by Dean Holdings Inc., a wholly-owned subsidiary of Osiris Holdings Inc. Only 500,000 shares of the 1,840,485 shares held by Dean Holdings Inc. are being registered pursuant to this prospectus. Eyal Ofer is a member of our Board of Directors. He disclaims beneficial ownership of the shares held by Osiris Holdings Inc. and Dean Holdings Inc. The address of Osiris Holdings Inc. is c/o Global Holdings Management Group S.A.M., 3 ruelle Saint Jean, 98000 Monaco.

PLAN OF DISTRIBUTION
We and any selling shareholder (including any selling shareholder’s transferees, assignees or other successors-in-interest) may sell the securities offered under this prospectus in any one or more of the following ways from time to time:
•
through agents;

•
to or through underwriters;

•
through brokers or dealers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to one or more purchasers, including through a specific bidding, auction or other process;

•
through a combination of any of these methods of sale; or

•
any other method permitted by applicable law.

The common stock may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to the prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in transactions:
•
on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•
in the over-the-counter market;

•
otherwise than on such exchanges or services or in the over-the-counter market;

•
through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling shareholders of derivative securities);

•
through the settlement of short sales; or

•
through a combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
If required by applicable law, we will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:
•
the names of any agents, underwriters, brokers or dealers;

•
the purchase price of the securities and the net proceeds from the sale;

•
any underwriting discounts and other items constituting underwriters’ compensation;

•
any public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•
any securities exchanges on which the shares of common stock may be listed; and

•
any other information we think is material.

In addition, any selling shareholder may sell securities covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

We and the selling shareholders may sell securities from time to time through agents. We will name any agent involved in the offer or sale of such securities and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.
In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us, a selling shareholder or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf or on behalf of any selling shareholders that participate in a distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.
In connection with the distribution of the common stock covered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with a selling shareholder. A selling shareholder may also sell shares of common stock short and deliver the shares of common stock offered by this prospectus to close out short positions. A selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. A selling shareholder may also from time to time pledge our securities pursuant to the margin provisions of customer agreements with a broker or other agreements with lenders. Upon a default, the broker or lender may offer and sell such pledged shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.
Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.
The selling shareholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.
There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus is a part.

LEGAL MATTERS
Unless the applicable prospectus supplement indicates otherwise, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon the validity of any debt securities sold under this prospectus. Watson Farley & Williams LLP, New York, New York, will pass upon the validity of any common stock or preferred stock sold under this prospectus. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$
Royal Caribbean Cruises Ltd.
$             % Senior Notes due 20
$             % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Lead Book-running Managers
J.P. Morgan	Morgan Stanley	PNC Capital Markets LLC
        , 2026